As filed with the Securities and Exchange Commission on December 18, 2006
                         Registration Number __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  JOYSTAR, INC.
                 (Name of Small Business Issuer in its Charter)


        California                         4700                   68-0406331
        ----------                         ----                   ----------
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer)
 incorporation or organization)  Classification Code Number)  Identification No.

                         95 Argonaut Street, First Floor
                              Aliso Viejo, CA 92656
                                 (949) 837-8101
          (Address and telephone number of principal executive offices)

                                William Alverson
                             Chief Executive Officer
                                  Joystar, Inc.
                         95 Argonaut Street, First Floor
                              Aliso Viejo, CA 92656
                                 (949) 837-8101
            (Name, address and telephone number of agent for service)

                                   Copies to:
                            Richard A. Friedman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                        CALCULATION OF REGISTRATION FEE
========================================== ===================== ====================== ===================== =====================
                                                                   Proposed Maximum       Proposed Maximum
    Title of each class of securities          Amount to be       Offering Price Per     Aggregate Offering        Amount of
            to be registered                  Registered (1)         Security (2)              Price            Registration Fee
------------------------------------------ --------------------- ---------------------- --------------------- ---------------------
Common Stock, no par value per share          3,212,000 (3)              $1.08               $3,468,960             $371.18

Common Stock, no par value per share            200,750 (4)              $1.08                 $216,810              $23.20

Common Stock, no par value per share            200,750 (5)              $1.08                 $216,810              $23.20

Common Stock, no par value per share          3,575,028 (6)              $1.08               $3,861,030             $413.13
------------------------------------------ --------------------- ---------------------- --------------------- ---------------------
                  Total                       7,188,528                                      $7,763,610             $830.71
========================================== ===================== ====================== ===================== =====================

(1) Includes shares of our common stock, no par value per share, which may be offered pursuant to this registration statement. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon the exercise of the warrants; as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over The Counter Bulletin Board on December 15, 2006, which was $1.08 per share.

(3) Represents shares of common stock sold in the November 2006 private placement.

(4) Represents shares of common stock underlying Series A warrants exercisable at the price of $0.85 per share sold in connection with the November 2006 private placement.

(5) Represents shares of common stock underlying Series B warrants exercisable at the price of $1.00 per share sold in connection with the November 2006 private placement.

(6) Represents shares of common stock issued to certain of the selling stockholders in private transactions of 357,143 shares at the price of $.070 per share, 550,000 shares at the price of $0.50 per share, 1,025,000 shares issued for services and 1,642,885 shares issued to two officers and directors upon conversion of their respective loans to us totaling $575,000.

EXPLANATORY NOTE: As we currently do not have enough authorized shares of common stock to issue upon exercise of all of the Series A, Series B and broker common stock purchase warrants issued pursuant to our November 2006 private placement, as well as common stock purchase warrants which we issued to certain of the selling stockholders in private transactions, we intend to register the remaining shares in an amendment to this registration statement subsequent to obtaining the requisite approval of our stockholders to increase our authorized shares of common stock from 50,000,000 to 200,000,000 shares. Thus, the total amount of shares included in this registration statement represent (i) 100% of the common stock sold in the private placement concluded in November of 2006,
(ii) 50% of the number of shares underlying the Series A and Series B common stock purchase warrants that we are required to register in connection with the November 2006 private placement, (iii) none of the broker common stock purchase warrants that we are required to register in connection with the November 2006 private placement, and (iv) none of the common stock purchase warrants which we issued to certain of the selling stockholders in private transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS

                 Subject to Completion, Dated December 18, 2006

                                  JOYSTAR, INC.

                        7,188,528 Shares of Common Stock

     This prospectus relates to the resale by the selling stockholders of up to 7,188,528 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

     The selling shareholders named in this prospectus are offering to sell up to 7,188,528 shares of common stock including (i) up to 3,212,000 shares of our common stock issued pursuant to our November 2006 private placement (ii) up to 401,500 shares issuable upon the exercise of Series A and Series B warrants issued pursuant to our November 2006 private placement, and (iii) 3,575,028 shares of common stock issued to certain of the selling stockholders in private transactions. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of the Series A and Series warrants to purchase up to 401,500 shares of common stock. All costs associated with this registration will be borne by us.

     Our common stock currently trades on the Over the Counter Bulletin Board (the "OTCBB") under the symbol "JYSR.OB."

     On December 15, 2006, the last reported sale price for our common stock on the OTCBB was $1.05 per share.

     The securities offered in this prospectus involve a high degree of risk.

     See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

     No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is ________, 2006

                                  JOYSTAR, INC.

                                TABLE OF CONTENTS

                                                                           Page
                                                                         -------
Prospectus Summary...........................................................  1
Risk Factors.................................................................  3
Forward-Looking Statements................................................... 12
Use of Proceeds.............................................................. 12
Selling Stockholders......................................................... 12
Plan of Distribution......................................................... 15
Market for Common Equity and Related Stockholder Matters..................... 16
Description of Business...................................................... 18
Management's Discussion and Analysis or Plan of Operation.................... 23
Description of Property...................................................... 27
Legal Proceedings............................................................ 27
Management................................................................... 28
Executive Compensation....................................................... 29
Certain Relationships and Related Transactions............................... 29
Security Ownership of Certain Beneficial Owners and Management............... 30
Description of Securities.................................................... 30
Disclosure of Commission's Position on Indemnification for Securities Act
Liabilities.................................................................. 31
Legal Matters................................................................ 31
Experts...................................................................... 32
Changes in Accountants....................................................... 32
Additional Information....................................................... 32
Financial Statements.........................................................F-1


You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Joystar", "we," "us," or "our" refer to Joystar, Inc.

                                  JOYSTAR, INC.

General

     We specialize in selling complex travel products including cruises, vacation packages and group travel through our national sales force of cruise and vacation specialists. Our comprehensive business opportunity combines innovative technology, marketing programs and expert support services to entrepreneurial travel agents giving them the competitive advantage they need to succeed. With Joystar, travel agents can concentrate on promoting travel and creating client loyalty without the administrative and financial burden of owning and operating a traditional storefront travel agency. We are proving to be the hands-down choice for serious travel professionals who want to flourish in this changing and exciting time in the industry. As of November 30, 2006, our membership was 4,544 agents.

     Revenues for the three months ended September 30, 2006 increased 263% to $2,114,540 from $581,326 for the three months ended September 30, 2005. Revenue for the nine months ended September 30, 2006 increased 542% to $6,850,791 compared to $1,066,965 for the nine months ended September 30, 2005. In addition for the nine months ended September 30, 2006 we had a net loss of $278,629 as compared to a net loss of $2,312,548 for the nine month period ended September 30, 2005. In addition, for the year ended December 31, 2005, we recorded revenues of $1,942,526 and a net loss of $3,885,479. As a result of recurring losses from operations our auditors, in their report dated March 17, 2006, have expressed substantial doubt about our ability to continue as a going concern.

     Our corporate offices are located at 95 Argonaut St., First Floor, Aliso Viejo, CA 92656. Our telephone number is (949) 837-8101. We are a California corporation.

Recent Developments
--------------------

November 2006 Private Placement

     On November 16, 2006, we sold in a private placement of up to $2,500,000, a total of 3,212,000 shares (the "Shares") of our common stock, no par value per share, at a purchase price of $0.625 per share to institutional and accredited investors, for a total purchase price of $2,007,500. In addition to the Shares, on the closing date, we issued and delivered Series A and B Warrants to the investors (collectively the "Warrants"). One Series A Warrant and one Series B Warrant was issued for each four Shares issued, for a total of 803,000 Series A Warrants and 803,000 Series B Warrants. Series A Warrants are exercisable into common stock at $0.85 per share and Series B Warrants are exercisable at $1.00 per share. The Series A and B Warrants are exercisable until five (5) years after the closing date.

     We paid 10% commissions in cash in the amount of $200,750 and issued 321,200 common stock purchase warrants to First Montauk Securities Corp. of Red Bank, New Jersey, member NASD, who acted as a selling agent for the financing. We received total net proceeds of $1,766,750, after deducting the legal fees and commissions. The net proceeds will be used by us for working capital purposes.

Shares and Warrants Issued.

     On August 25, 2006, we sold in a private transaction to accredited investors, a total of 550,000 shares of our common stock, no par value per share, at a purchase price of $0.50 per share. In addition to the shares, we delivered one warrant for every two shares purchased. On September 22, 2006, we sold in a private transaction to an accredited investor, a total of 357,143 shares of our common stock, no par value per share, at a purchase price of $0.70 per share. In addition to the shares, we delivered one warrant for every two shares purchased.

     Shares in the amount of 1,642,885 were issued on June 30, 2005 to two officers and directors upon conversion of their respective loans to us totaling $575,000 including one warrant for every two shares converted. The warrants are exercisable into common stock at $0.35 per share.

     On December 2, 2005 we issued 1,000,000 shares for services and on September 27, 2006, 25,000 shares were issued for services performed on behalf of our company.

     The shares and warrants were offered and sold by us to investors whom we had reasonable grounds to believe were "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The investors were provided access to business and financial about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in our company. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transaction.

The Offering
------------

Common stock outstanding before the offering................     47,984,337 shares

Common stock offered by selling stockholders................     Up to 7,188,528 shares, including the following:

                                                                 -   up to  3,212,000  shares of common stock
                                                                     that  have  already  been  issued to the
                                                                     selling stockholders,

                                                                 -   up to  401,500  shares of  common  stock
                                                                     issuable  upon the  exercise of Series A
                                                                     and  Series  B  common  stock   purchase
                                                                     warrants, and

                                                                 -   up to  3,575,028  shares of common stock
                                                                     issued  to   certain   of  the   selling
                                                                     stockholders in private transactions.

                                                                     This  number  represents  14.98%  of our
                                                                     current outstanding stock.

Common stock to be outstanding after the offering...........     Up to 48,385,837 shares.

Use of proceeds.............................................     We will not receive any  proceeds  from the sale
                                                                 of the common  stock.  However,  we will receive
                                                                 the sale  price of any  common  stock we sell to
                                                                 the selling stockholder upon the exercise of the
                                                                 Series  A and  Series B  common  stock  purchase
                                                                 warrants,  and common  stock  purchase  warrants
                                                                 issued to certain of the selling stockholders in
                                                                 private  transactions.  We  expect  to  use  the
                                                                 proceeds  received  from  the  exercise  of  the
                                                                 warrants,  if any, for general  working  capital
                                                                 purposes.

Over-The-Counter Bulletin Board Symbol......................     JYSR.OB

     The above information regarding common stock to be outstanding after the offering is based on 47,984,337 shares of common stock outstanding as of December 15, 2006.

                                  RISK FACTORS

     An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

                     Risks Related to Our Financial Results

We have incurred significant operating losses since our inception and we cannot assure you that we will ever achieve profitability.

     Revenues for the nine months ended September 30, 2006 increased to $6,850,791 from $1,066,785 for the nine months ended September 30, 2005. In addition, revenues for the year ended December 31, 2005 increased to $1,942,526 from $68,995 for the year ended December 31, 2004. We had a cash balance of $1,131,030 at September 30, 2006 as compared to $218,948 at December 31, 2005. For the nine months ended September 30, 2006 and the year ended December 31, 2005, we had total net loss of $278,629 and $3,885,479, respectively. We cannot assure you that we can achieve or sustain profitability in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether our product will achieve market acceptance. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. These matters raise substantial doubt about our ability to continue as a going concern.

Our future capital needs are uncertain. We will need to raise additional funds in the future and these funds may not be available on acceptable terms or at all.

     We believe that our current cash and cash equivalents are sufficient to meet projected operating requirements through December 31, 2007. Therefore, we may seek additional funds from public and private stock or debt offerings, borrowings or other sources prior to such time. Our capital requirements will depend on many factors, including:

     o    The revenues generated by sales of our travel products;

     o    The costs required to develop new travel products;

     o    The  costs  of  obtaining  and  defending   patents,   trademarks  and
          copyrights of our travel products;

     o    The costs associated with expanding our sales and marketing efforts;

     o    The expenses we incur in selling our products;

     o    The costs associated with any expansion of operations;

     o    The costs associated with capital expenditures; and

     o The number and timing of any business acquisitions or other strategic transactions.

     As a result of these factors, we will need to raise additional funds, and these funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our travel products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

Our auditor's opinion expresses substantial doubt about our ability to continue as a "going concern"

     The independent auditors report on our March 17, 2006 financial statements state that our historical losses raise substantial doubts about our ability to continue as a going concern. We cannot assure you that we will be able to maintain any growth in our revenues or achieve profitability. Accordingly, a purchase of our common stock should be considered a high-risk investment Despite obtaining funding in the amount of approximately $2.0 million dollars as of November 16, 2006, our ability to continue as a going concern is subject to our ability to generate a profit or obtain further necessary funding from outside sources, including obtaining additional funding from the sale of our securities, generating revenues/sales or obtaining credit lines or loans from various financial institutions where possible. If we are unable to develop our business, we may have to discontinue operations or cease to exist, which would be detrimental to the value of our common stock. We can make no assurances that our business operations will develop and provide us with significant cash to continue operations.

                          Risks Related to Our Business
                          -----------------------------

Our inability to be successful in responding to the following conditions and failure to accomplish the objectives presented by them may have a material adverse effect on our business, operating results and financial condition.

     As a result of the numerous factors that could potential impact our operating results and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this prospectus:

     o The risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development;
     o Our inability to obtain new customers at reasonable cost, retain existing customers or encourage repeat purchases.
     o Decreases in the number of visitors to our websites or our inability to convert visitors to our websites into customers;
     o Our inability to adequately maintain, upgrade and develop our websites, the systems that we use to process customers' orders and payments or our computer network.;
     o Our inability to retain existing airlines, hotels, rental car companies and other suppliers of travel services ("travel suppliers") or to obtain new travel suppliers;
     o Our inability to obtain travel products on satisfactory terms from our travel suppliers;
     o The ability of our competitors to offer new or enhanced websites, services or products;
     o    Fluctuating gross margins due to a changing mix of revenues;
     o The termination of existing relationships with key service providers or failure to develop new ones;
     o The amount and timing of operating costs relating to expansion of our operations;
     o Economic conditions specific to the Internet, online commerce and the travel industry;
     o    Attract additional travel suppliers and consumers to our service;
     o    Maintain and enhance our brand;
     o    Expand our service offerings;
     o    Operate, expand and develop our operations and systems efficiently;
     o    Maintain adequate control of our expense;
     o    Respond to technological changes; and
     o    Respond to competitive market conditions


     Our inability to be successful in responding to factors set forth above or accomplishing the objectives presented by them, may have a material adverse effect on our business, operating results and financial condition.

We depend on our relationships with travel suppliers; our business could be harmed by adverse changes in these relationships.

     Our business model relies on relationships with travel suppliers, and it would be negatively affected by adverse changes in these relationships. We depend on travel suppliers to enable us to offer our customers comprehensive access to travel services and products. Consistent with industry practices, we currently have few agreements with our travel suppliers obligating them to sell services or products through our websites. It is possible that travel suppliers may choose not to make their inventory of services and products available through online distribution. Travel suppliers could elect to sell exclusively through other sales and distribution channels or to restrict our access to their inventory, either of which could significantly decrease the amount or breadth of our inventory of available travel offerings. We will also depend on travel suppliers for advertising revenues.

Our business model relies on our relationships with licensees and computer reservations systems.

     In addition to our relationships with travel suppliers, our business model relies on our relationships with licensees and computer reservations systems. Our license revenues are generated through new and existing travel agents. Adverse changes in any of these relationships could have a material adverse effect on our business, operating results and financial condition.

A decline in commission rates or the elimination of commissions could hurt our business.

     A substantial majority of our online revenues depends on the commissions paid by travel suppliers for bookings made through our online travel service. Generally, we do not have written commission agreements with our suppliers. As is standard practice in the travel industry, we rely on informal arrangements for the payment of commissions. Travel suppliers are not obligated to pay any specified commission rate for bookings made through our websites. We cannot assure you that airlines, hotel chains or other travel suppliers will not reduce current industry commission rates or eliminate commissions entirely, either of which could have a material adverse effect on our business, operating results and financial condition.

Consumers, travel suppliers and advertisers may not accept our website as a valuable commercial tool which would harm our business.

     For us to achieve significant growth, travel agents, consumers, travel suppliers, and advertisers must accept our website as a valuable commercial tool. Consumers who have historically purchased travel products using traditional commercial channels, such as local travel agents and calling airlines directly must instead purchase these products through our website. Similarly, travel suppliers and advertisers will also need to accept or expand their use of our website. Travel suppliers will need to view our websites as an efficient and profitable channel of distribution for their travel products. Advertisers will need to view our website as effective ways to reach their potential customers.

     In order to achieve the acceptance of consumers, travel suppliers and advertisers contemplated by our business plan, we will need to continue to make substantial investments in our technology and brand. We cannot at this time determine how much of an investment it will take nor, be assured that we will be able to secure the funds required. We do not have specific plans or budget at this time. Our failure to make progress in these areas may harm our business.

Intense competition could reduce our market share and harm our financial performance.

     The markets for the products and services offered by us are intensely competitive. We compete with other online travel reservation services, traditional travel agencies, and travel suppliers offering their services. We also compete with many of the same parties and others in the licensing of technology to home based travel agents and corporate travel agencies.

     We compete with a variety of companies with respect to each product or service we offer. These competitors include: Internet travel agencies such as Expedia, Orbitz, and Travelocity; local, regional, and national and international traditional travel agencies; consolidators and wholesalers of airline tickets and other travel products, including online consolidators such as Cheaptickets.com, Hotwire and Priceline.com.; individual airlines, hotels, rental car companies, cruise operators and other travel service providers, some of which are suppliers to our websites; operators of travel industry reservation databases.

     In addition to the traditional travel agency channel, many travel suppliers, including many suppliers with which we will do business, also offer their travel services as well as third- party travel services directly through their own websites. Suppliers also sell their own services directly to consumers, predominantly by telephone. As the market for online travel services grows, we believe that the companies involved in the travel services industry, including travel suppliers, traditional travel agencies and travel industry information providers, will increase their efforts to develop services that compete with our services by selling inventory from a wide variety of suppliers. We cannot assure you that our online operations will compete successfully with any current or future competitors.

Our limited operating history and the greater size and resources of competitors may have a significant impact on our operations.

     Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and commit more resources to website and systems development than we are able to devote. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

Establishing, maintaining and enhancing our brand will be a critical aspect of our efforts to attract and expand our online traffic.

     We believe that establishing, maintaining and enhancing our brand will be a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services, many of which already have well-established brands in online services or the travel industry generally, increases the importance of establishing and maintaining brand recognition. Promotion of the Joystar brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, to attract and retain online users and to respond to competitive pressures, we intend to increase our spending substantially on marketing and advertising with the intention of expanding our brand recognition. However, we cannot assure you that these expenditures will be effective to promote our brand or that our marketing efforts generally will achieve our goals.

If we are unable to provide high-quality online services or customer support, if we fail to promote and maintain our brand or if we incur excessive expenses in these efforts, our business, operating results and financial condition would be materially adversely affected. If we are unable to introduce and sell new products and services, our business may be harmed.

     We need to broaden the range of travel products and services and increase the availability of products and services that we offer in order to enhance our service. We will incur substantial expenses and use significant resources trying to expand the range of products and services that we offer. However, we may not be able to attract sufficient travel suppliers and other participants to provide desired products and services to our consumers. In addition, consumers may find that delivery through our service is less attractive than other alternatives. If we launch new products and services and they are not favorably received by consumers, our reputation and the value of the Joystar brand could be damaged.

     Our relationships with consumers and travel suppliers are mutually dependent since consumers will not use a service that does not offer a broad range of travel services. Similarly, travel suppliers will not use a service unless consumers actively make travel purchases through it. We cannot predict whether we will be successful in expanding the range of products and services that we offer. If we are unable to expand successfully, our business, operating results and financial condition may be materially adversely affected. We may be unable to plan and manage our operations and growth effectively.

Our growth may increase our expense levels and the difficulties we face in managing our operations.

     Growth and our anticipated future operations will continue to place, a significant strain on our management, systems and resources. We will continue to increase the scope of our operations and the size of our workforce. In addition to needing to train and manage our workforce, we will need to continue to improve and develop our financial and managerial controls and our reporting systems and procedures. A failure to plan, implement and integrate these systems successfully could adversely affect our business.

Declines or disruptions in the travel industry, such as those caused by terrorism or general economic downturns, could reduce our revenues.

     We rely on the health and growth of the travel industry. Travel is highly sensitive to travel safety concerns, and thus declines may occur after acts of terrorism that affect the safety of travelers. The terrorist attacks of September 11, 2001 on the World Trade Center in New York City and the Pentagon in northern Virginia using hijacked commercial airliners resulted in bookings industry wide. The long-term effects of these events could include, among other things, a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism, military responses to acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. These effects, depending on their scope and duration which we cannot predict at this time together with any future terrorist attacks, could significantly impact our long-term results of operations or financial condition.

The travel industry is sensitive to business and personal discretionary spending levels and tends to decline during general economic downturns, which could also reduce our revenues.

     The travel industry is sensitive to business and personal discretionary spending levels and tends to decline during general economic downturns, which could also reduce our revenues. Other adverse trends or events that tend to reduce travel are likely to hurt our business. These may include:

     o Price escalation in the airline industry or other travel-related industries.

     o    Increased occurrence of travel-related accidents.

     o    Airline or other travel-related strikes.

     o    Political instability.

     o    Regional hostilities and terrorism.

     o    Bad weather

Interruptions in service from third parties could hurt our business.

     We rely on third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline, hotel and car rental industries to make airline ticket, hotel room and car rental reservations and credit card verifications and confirmations. Any interruption in these third-party services or deterioration in their performance could hurt our business. If our arrangement with any of these third parties is terminated, we may not find an alternate source of systems support on a timely basis or on commercially reasonable terms.

Our  success   depends  on   maintaining   the  integrity  of  our  systems  and
infrastructure.

     As our  operations  grow in both  size and  scope,  domestically  and later internationally, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of travel agents, customers and travel suppliers enhanced products, services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Travel agents, consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, operating results and financial condition.

     In this regard, our operations face the risk of systems failures. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Business interruption insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or unanticipated problems at our leased facilities could cause interruptions or delays in our business, loss of data or render us unable to process reservations. In addition, the failure of our computer and communications systems to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruption could result in interruption of our service. The occurrence of any or all of these events could adversely affect our reputation, brand and business.

Rapid technological changes may render our technology obsolete or decrease the competitiveness of our services.

     To remain competitive, we must continue to enhance and improve the functionality and features of our website. The Internet and the online commerce industry are rapidly changing. If competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, our existing website and proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

     o    Enhance our existing services;

     o    Develop and license new  services  and  technologies  that address the
          increasingly   sophisticated  and  varied  needs  of  our  prospective
          customers and suppliers; and

     o Respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     Developing our website and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our websites, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers and suppliers may forego the use of our services and use those of our competitors.

The success of our business will depend on continued growth of online commerce and the Internet.

     Our future revenues and profits depend upon the widespread acceptance and use of the Internet and online services as a medium for commerce. Rapid growth in the use of the Internet and online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not accept, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty.

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security and the timely development of complementary products for providing reliable Internet access and services. Major online service providers and the Internet itself have experienced outages and other delays as a result of software and hardware failures and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our websites. In addition, the Internet could lose its viability because of delays in the development or adoption of new standards to handle increased levels of activity or of increased government regulation. The adoption of new standards or government regulation may require us to incur substantial compliance costs.

Our business is exposed to risks associated with online commerce security and credit card fraud.

     Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers may also be vulnerable to viruses transmitted via the Internet. While we proactively check for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.

     Under current credit card practices, we may be held liable for fraudulent credit card transactions and other payment disputes with customers. A failure to control fraudulent credit card transactions adequately would adversely affect our business.

Our planned international operations will involve risks.

     At some time in the future, we plan to operate in the United Kingdom, Germany, Canada, France, the Netherlands and Italy and may expand our operations to other countries. In order to achieve widespread acceptance in each country we enter, we believe that we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to travel patterns and practices, is a difficult task and our failure to do so could slow our growth in those countries. We will be subject to the normal risks of doing business internationally, as well as risks specific to Internet-based companies in foreign markets. These risks include:

     o Delays in the development of the Internet as a broadcast, advertising and commerce medium in international markets;

     o Difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems infrastructures in individual foreign markets;

     o    Unexpected changes in regulatory requirements;

     o    Export and import restrictions;

     o    Tariffs and trade barriers and limitations on fund transfers;

     o    Difficulties in staffing and managing foreign operations;

     o    Potential adverse tax consequences; and

     o    Exchange rate fluctuations.

We may be found to have infringed on intellectual property rights of others which could expose us to substantial damages and restrict our operations.

     We could be subject to claims that we have infringed the patents, copyrights or other intellectual property rights of others. In addition, we may be required to indemnify travel suppliers for claims made against them. Any claims against us could require us to spend significant time and money in litigation, delay the release of new products or services, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms or at all. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

Because our market is seasonal, our quarterly results will fluctuate.

     Our limited operating history and anticipated rapid growth will make it difficult for us to assess the impact of seasonal factors on our business. Nevertheless, we expect our business to be subject to seasonal fluctuations, reflecting seasonal trends for the products and services offered by our websites. For example, demand for travel bookings may increase in anticipation of summer vacations and holiday periods, but online travel bookings may decline with reduced Internet usage during the summer months. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to our service by travel suppliers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during holiday periods. As a result, during these periods, airlines may either have fewer inventories to offer through our service or available tickets may be less competitively priced. These same factors are expected to affect rental cars, hotels and other travel products and services.

We are dependent on our management and our ability to retain qualified individuals; the loss of any officer could hinder the implementation of our business plan.

     We are heavily dependent upon management, the loss of any of whom could have a material adverse affect on our ability to implement our business plan. While we have entered into an employment agreement with William M. Alverson, our Chief Executive Officer and President, this employment agreement may be terminated for a variety of reasons. If, for some reason, the services of management, or of any member of management, were no longer available to us, our operations and proposed businesses and endeavors may be materially adversely affected. Mr. Alverson, has been primarily responsible for setting up our business plan and our infrastructure. As we continue with our intended operations, other officers may be instrumental in setting up our financial and operational controls and procedures, and we may need to hire additional personnel to perform such functions. Any failure of management to implement and manage our business strategy and growth may have a material adverse affect on us. There can be no assurance that our operating control systems will be adequate to support its future operations and anticipated growth. Failure to manage our growth properly could have a material adverse affect on our business, financial condition or result of operations.

     Furthermore, our success depends in large part on the continuing efforts of a few individuals and our ability to continue to attract, retain and motivate highly skilled employees, qualified travel agents and personnel. Because consumers and suppliers rely on travel agents as intermediaries to provide information on their travel choices and help them purchase their trips, we are highly dependent on attracting and retaining professional home-based travel agents. We currently have over 4,500 independent travel agents; we aim to enroll 5,000 members by the end of 2006 and 10,000 by 2010.

Because two of our directors, Mr. William M. Alverson and Ms. Katherine T. West, control approximately 32.28% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Alverson are inconsistent with the best interests of other stockholders.

     Mr. William Mr. Alverson, our chief executive officer and director, and Ms. Katherine T. West control approximately 32.28% of our issued and outstanding shares of common stock the interests of Mr. Alverson and Ms. West may not be, at all times, the same as those of other shareholders. Since Mr. Alverson and Ms. West are not simply passive investors but are also our executive officer and two directors, their interests as an executive and a director, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Alverson and Ms. West exercising, in a manner fair to all of our shareholders, their fiduciary duties as an officer and/or as a member of our board of directors. Also, Mr. Alverson and Ms. West will have the ability to significantly influence the outcome of most corporate actions requiring shareholder approval, including any potential merger of Joystar with or into another company, the sale of all or substantially all of our assets and amendments to our articles of incorporation. This concentration of ownership with Mr. Alverson and Ms. West may also have the effect of delaying, deferring or preventing a change in control of Joystar which may be disadvantageous to minority shareholders.

Our website will rely on intellectual property, and we cannot be sure that this intellectual property will be protected from copy or use by others, including potential competitors.

     We regard some of our content and technology as proprietary and will try to protect our proprietary technology by relying on trademarks, copyrights, trade secret laws and confidentiality agreements with consultants. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use our proprietary technology without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we will take will prevent misappropriation of our proprietary information. This misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation might result in substantial costs and diversion of resources and management attention.

     We plan to license from third parties, certain technologies incorporated into our website. As we introduce new services that incorporate new technologies, we may be required to license additional technology from third parties. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

We are potentially subject to a concentration of credit risk from our accounts receivable. Also, we record a reserve against the use of fraudulent credit cards on our Web sites and customer service related chargebacks.

     We are subject to other risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on third-party technology, challenges to patents, new service introductions and other activities of competitors, dependence on key personnel, international expansion, and limited operating history. In addition, we are subject to uncertainty caused by economic, political and transportation climates and events, such as the September 11, 2001 terrorist activities, which may impact future demand for the products and services that we sell.

Regulatory and legal uncertainties could harm our business.

     The laws and regulations applicable to the travel industry affect us and our travel suppliers. We are subject to laws and regulations relating to the sale of travel services, including those prohibiting unfair and deceptive practices and those requiring us to register as a seller of travel, comply with disclosure requirements and participate in state restitution funds. In addition, many of our travel suppliers and computer reservation systems providers are heavily regulated by the United States and other governments. Our services are indirectly affected by regulatory and legal uncertainties affecting the businesses of our travel suppliers and computer reservation systems providers.

     We are also subject to laws and regulations applicable to businesses generally and online commerce. Currently, few laws and regulations directly apply to the Internet and commercial online services. Moreover, there is currently great uncertainty about whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be adopted to address these and other issues. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services increase our cost of operations or otherwise hurt our business.

                        Risks Related to Our Common Stock
                        ---------------------------------

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

     o    Actual or anticipated variations in our quarterly operating results.

     o Announcements of technological innovations or new services by us or our competitors.

     o    Changes in financial estimates by securities analysts.

     o    Conditions or trends in the Internet or online commerce industries.

     o Changes in the economic performance or market valuations of other Internet, online commerce or travel companies.

     o Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

     o    Additions or departures of key personnel.

     o Release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock.

     o    Potential litigation

     Because we have a limited operating history, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors, as well as others. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

     Although our common stock trades on the Over-the-Counter Bulletin Board (the "OTCBB"), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock
Market"). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

     o    the issuance of new equity securities;
     o    changes in interest rates;
     o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
     o    variations in quarterly operating results;
     o    change in financial estimates by securities analysts;
     o    the depth and liquidity of the market for our common stock;
     o investor perceptions of our company and the technologies industries generally; and
     o    general economic and other national conditions.

The limited public market and trading market may cause volatility in the market price of our common stock.

     Our common stock is currently traded on a limited basis on the OTCBB under the symbol "JYSR.OB" The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

     o investors may have difficulty buying and selling or obtaining market quotations;
     o    market visibility for our common stock may be limited; and
     o a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our stock price has historically been volatile and the future market price for our common stock may continue to be volatile. Further, the limited market for our shares will make our price more volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

     The public market for our common stock has historically been very volatile. For example since January 1, 2004 the closing market price for our common stock has ranged from $2.81to $0.25. Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

The Company's common stock may be considered a "penny stock" and may be difficult to sell.

     To be considered to be a "penny stock," securities must meet one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

     Potential investors in the Company's common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of the Company's common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

     From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

The market price of the Company's common stock may be adversely affected by several factors.

     The market price of our common stock could fluctuate significantly in response to various factors and events, including:

     o    our ability to execute our business plan;
     o    operating  results  below  expectations;   o  loss  of  any  strategic
          relationship;
     o    industry developments;
     o    economic and other external factors; and
     o    period-to-period fluctuations in its financial results.

     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock

     We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

                           FORWARD-LOOKING STATEMENTS

     We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties; and

(i) insufficient revenues to cover operating costs.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the 401,500 warrants. We expect to use the proceeds received from the exercise of these warrants, if any, for general working capital purposes

                              SELLING STOCKHOLDERS

     The following table sets forth the common stock ownership of the selling stockholders as of December 15, 2006. The selling stockholders acquired their securities through a private placement of common stock and Series A and Series B warrants pursuant to a private placement completed in November of 2006 and in various private transactions. For more information on this private placement, please see below.

     We will not receive any proceeds from the resale of the common stock by the selling stockholders, except for any proceeds received upon the exercise by the selling stockholders of 401,500 warrants issued in connection with the private placement which completed in November of 2006. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, none of the selling stockholders are registered broker-dealers.

                                            Total
                                        Shares Owned       Percentage
                                      and/or Issuable       of Common     Number of    Number of Shares
                                      Upon Exercise of      Stock,         Shares       Owned  After      Percentage of Common
                                       Warrants Before      Assuming     Offered for    Completion of       Stock Owned After
             Name                        Offering         Full Exercise   Sale (3)      Offering (1)    Completion of Offering (2)
 --------------------------------    -------------------  -------------  -----------   ---------------  -----------------------
 Whalehaven Capital Fund Limited (4)       720,000            1.50%        720,000           ---                    ---

 Nite Capital, L.P.  (5)                   360,000              *          360,000           ---                    ---




                                       12

 Crescent International  (6)               540,000            1.11%        540,000           ---                    ---
                                                                *
 ICON Capital  (7)                         180,000                         180,000           ---                    ---
                                                                *
 Jerome Belson (8)                         270,000                         270,000           ---                    ---
                                                                *
 Daniel J. Walsh  (9)                      180,000                         180,000           ---                    ---
                                                                *
 Martin Beck (10)                           90,000                          90,000           ---                    ---
                                                                *
                                                                                                                    ---
 Kevin J. Martin (11)                      180,000                         180,000           ---
                                                                *
 Paul Becker  (12)                         135,000                         135,000           ---                    ---
                                                                *
 Susan Brauser (13)                        180,000                         180,000           ---                    ---
                                                                *
 Scott Eagle (14)                          135,000                         135,000           ---                    ---
                                                                *
 Barry Berger (15)                         112,500                         112,500           ---                    ---
 Kevin W. Hurley and Jeanine                                    *
 Hurley (16)                                90,000                          90,000           ---                    ---
                                                                *
 Steven Kelley (17)                         36,000                          36,000           ---                    ---
                                                                *
 Robert Karsten (18)                       225,000                         225,000           ---                    ---
                                                                *
 E Gerald Kay (19)                         180,000                         180,000           ---                    ---

 William Alverson(20)                    1,578,818            2.19%      1,052,545         526,273                 1.10%

 Katherine West(20)                        885,510            1.23%        590,340         295,170                   *

 Kevin Adams(20)                         1,375,000            2.61%      1,250,000         125,000                   *

 Produce Center Profit Sharing(21)         450,000              *          300,000         150,000                   *

 Jeffrey Juergens(20)                      535,715              *          357,143         178,572                   *

 Chris Markley(20)                          25,000              *           25,000           ---                    ---

* Less than 1%.

(1)  Assumes that all securities registered will be sold.
(2) Applicable percentage ownership is based on 47,984,337 shares of common stock outstanding as of December 15, 2006, together with securities exercisable into shares of common stock within 60 days of December 15, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 15, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. However the selling stockholders have contractually agreed to restrict their ability to own shares of common stock or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the shares and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(3) As we currently do not have enough authorized shares of common stock to issue upon exercise of all of the Series A, Series B and broker common stock purchase warrants issued pursuant to our November 2006 private placement, as well as common stock purchase warrants which we issued to certain of the selling stockholders in private transactions we intend to register the remaining shares in an amendment to this registration statement subsequent to obtaining the requisite approval of our stockholders to increase our authorized shares of common stock from 50,000,000 to 200,000,000 shares. Thus, the total amount of shares included in this registration statement represent (i) 100% of the common stock sold in the private placement concluded in November of 2006, (ii) 50% of the number of shares underlying the Series A and Series B common stock purchase warrants that we are required to register in connection with the November 2006 private placement, (iii) none of the broker common stock purchase warrants that we are required to register in connection with the November 2006 private placement, and (iv) none of the common stock purchase warrants which we issued to certain of the selling stockholders in private transactions.
(4)  Includes (i) 99,632  shares  issuable  upon  exercise of Series A warrants,
     (ii) 99,632 shares issuable upon exercise of Series B warrants, and (iii) 640,000 shares of common stock. In accordance with rule 13d-3 under the securities exchange act of 1934, Whalehaven Capital Fund Limited is a private investment fund that is owned by all of its investors and managed by Michael Finkelstein and Bhavesh Singh. Evan Schemenauer, Arthur Jones and Jennifer Kelly may be deemed control persons of the shares owned by such entity, with final voting power and investment control over such shares. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(5)  Includes (i) 49,816  shares  issuable  upon  exercise of Series A warrants,
     (ii) 49,816 shares issuable upon exercise of Series B warrants, and (iii) 320,000 shares of common stock. In accordance with rule 13d-3 under the securities exchange act of 1934, Nite Capital L.P., is a private investment fund that is owned by its investors and managed by the general partner whose manager is Keith Goodman, who, has voting and investment control, over the shares listed. Mr. Goodman disclaims beneficial ownership of such shares. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(6)  Includes (i) 74,724  shares  issuable  upon  exercise of Series A warrants,
     (ii) 74,724 shares issuable upon exercise of Series B warrants, and (iii) 480,000 shares of common stock. In accordance with rule 13d-3 under the securities exchange act of 1934, Mel Craw, Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Craw, Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.
(7)  Includes (i) 24,908  shares  issuable  upon  exercise of Series A warrants,
     (ii) 24,908 shares issuable upon exercise of Series B warrants, and (iii) 160,000 shares of common stock. In accordance with rule 13d-3 under the securities exchange act of 1934, ICON Capital is a limited partnership that is owned by its limited and general partners and managed by Adam Cabibi. Adam Cabibi has voting and investment control, over the shares listed. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.
(8)  Includes (i) 37,362  shares  issuable  upon  exercise of Series A warrants,
     (ii) 37,362 shares issuable upon exercise of Series B warrants, and (iii) 240,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(9)  Includes (i) 24,908  shares  issuable  upon  exercise of Series A warrants,
     (ii) 24,908 shares issuable upon exercise of Series B warrants, and (iii) 160,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(10) Includes (i) 12,454  shares  issuable  upon  exercise of Series A warrants,
     (ii) 12,454 shares issuable upon exercise of Series B warrants, and (iii) 80,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(11) Includes (i) 24,908  shares  issuable  upon  exercise of Series A warrants,
     (ii) 24,908 shares issuable upon exercise of Series B warrants, and (iii) 160,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(12) Includes (i) 18,681  shares  issuable  upon  exercise of Series A warrants,
     (ii) 18,681 shares issuable upon exercise of Series B warrants, and (iii) 120,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(13) Includes (i) 24,908  shares  issuable  upon  exercise of Series A warrants,
     (ii) 24,908 shares issuable upon exercise of Series B warrants, and (iii) 160,000 shares of common stock. The selling stockholder has notified us that she is not a broker-dealer or affiliate of broker-dealers and that she believes she is not required to be a broker-dealer.
(14) Includes (i) 18,681  shares  issuable  upon  exercise of Series A warrants,
     (ii) 18,681 shares issuable upon exercise of Series B warrants, (iii) 120,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(15) Includes (i) 15,568  shares  issuable  upon  exercise of Series A warrants,
     (ii) 15,568 shares issuable upon exercise of Series B warrants, and (iii) 100,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(16) Includes (i) 12,454  shares  issuable  upon  exercise of Series A warrants,
     (ii) 12,454 shares issuable upon exercise of Series B warrants, and (ii) 80,000 shares of common stock. The selling stockholders have notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.
(17) Includes (i) 4,982 shares issuable upon exercise of Series A warrants, (ii) 4,982 shares issuable upon exercise of Series B warrants, and (iii) 32,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(18) Includes (i) 31,135  shares  issuable  upon  exercise of Series A warrants,
     (ii) 31,135 shares issuable upon exercise of Series B warrants, and (iii) 200,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(19) Includes (i) 24,908  shares  issuable  upon  exercise of Series A warrants,
     (ii) 24,908 shares issuable upon exercise of Series B warrants, and (iii) 160,000 shares of common stock. The selling stockholder has notified us that he is not a broker-dealer or affiliate of broker-dealers and that he believes he is not required to be a broker-dealer.
(20) Includes 3,275,028 shares of common stock issued to the selling stockholder and 1,125,015 shares issuable upon exercise of warrants. The selling stockholder has notified us that he/she is not a broker-dealer or affiliate of broker-dealers and that he/she believes he/she is not required to be a broker-dealer.
(21) Includes 300,000 shares of common stock issued to the selling stockholder and 150,000 shares issable upon exercise of warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Produce Center Profit Sharing, is a corporation that is owned by Frank Mascari and managed by Frank Mascari, who, has voting and investment control, over the shares listed. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

     The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

November 2006 Private Placement

     On November 16, 2006, we sold in a private placement of up to $2,500,000, a total of 3,212,000 shares (the "Shares") of our common stock, no par value per share, at a purchase price of $0.625 per share to institutional and accredited investors, for a total purchase price of $2,007,500. In addition to the Shares, on the closing date, we issued and delivered Series A and B Warrants to the investors (collectively the "Warrants"). One Series A Warrant and one Series B Warrant was issued for each four Shares issued, for a total of 803,000 Series A Warrants and 803,000 Series B Warrants. Series A Warrants are exercisable into common stock at $0.85 per share and Series B Warrants are exercisable at $1.00 per share. The Series A and B Warrants are exercisable until five (5) years after the closing date.

     We paid 10% commissions in cash in the amount of $200,750 and issued 321,200 common stock purchase warrants to First Montauk Securities Corp. of Red Bank, New Jersey, member NASD, who acted as a selling agent for the financing. We received total net proceeds of $1,766,750, after deducting the legal fees and commissions. The net proceeds will be used by us for working capital purposes.

Shares and Warrants Issued.

     On August 25, 2006, we sold in a private transaction to accredited investors, a total of 550,000 shares of our common stock, no par value per share, at a purchase price of $0.50 per share. In addition to the shares, we delivered one warrant for every two shares purchased. On September 22, 2006, we sold in a private transaction to an accredited investor, a total of 357,143 shares of our common stock, no par value per share, at a purchase price of $0.70 per share. In addition to the shares, we delivered one warrant for every two shares purchased.

     Shares in the amount of 1,642,885 were issued on June 30, 2005 to two officers and directors upon conversion of their respective loans to us totaling $575,000 including one warrant for every two shares converted. The warrants are exercisable into common stock at $0.35 per share.

     On December 2, 2005 we issued 1,000,000 shares for services and on September 27, 2006, 25,000 shares were issued for services performed on behalf of our company.

The shares and warrants were offered and sold by us to investors whom we had reasonable grounds to believe were "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The investors were provided access to business and financial about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in our company. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transaction.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately-negotiated transactions;
     o short sales that are not violations of the laws and regulations of any state or the United States;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    through the writing of options on the shares;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     Our common stock has been quoted on the OTC Bulletin Board under the symbol "JYSR.OB." The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the

OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

               Year Ended December 31, 2006
                                                      High        Low
                                                      ----        ---
 Quarter ended December 31, 2006*                     $1.00       $0.81
 Quarter ended September 30, 2006                     $0.81       $0.52
 Quarter ended June 30, 2006                          $1.37       $0.75
 Quarter ended March 31, 2006                         $1.04       $0.26

               Year Ended December 31, 2005

                                                      High        Low
                                                      ----        ---
 Quarter ended December 31, 2005                      $0.33       $0.25
 Quarter ended September 30, 2005                     $0.52       $0.34
 Quarter ended June 30, 2005                          $0.64       $0.41
 Quarter ended March 31, 2005                         $0.70       $0.58

               Year Ended December 31, 2004           High        Low
                                                      ----        ---

 Quarter ended December 31, 2004                      $1.59       $0.72
 Quarter ended September 30, 2004                     $1.34       $0.68
 Quarter ended June 30, 2004                          $1.98       $1.33
 Quarter ended March 31, 2004                         $2.81       $1.88

       *As of December 11, 2006

Number of Stockholders

     As of December 15, 2006, there were approximately 153 holders of record of our common stock.

Dividend Policy

     The Company does not expect to pay any dividends at this time. The payment of dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Company's Board of Directors and may be subject to restrictions under the terms of any debt or other financing arrangements that the Company may enter into in the future. The Company presently intends to retain all earnings, if any, for use in the Company's business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Equity Compensation Plan Information

     In April 2003, our Board of Directors adopted our 2003 Company Stock Option Plan ("2006 Stock Option Plan" or "Plan"), which was amended by the Company in July of 2003 to increase the amount of shares of Common Stock which the Company was authorized to issued under the plan from 480,000 shares to 2,500,000 shares. The Plan provides the Company's board of directors to grant to the Company's directors, officers, employees and consultants stock options under the Plan.

     The Plan provides that the exercise price for ISOs and NSOs is not less than the fair market value per share of our common stock at the date of grant. The Company cannot reprice outstanding options granted under the 2003 Stock Option Plan without the consent of its stockholders. The option exercise price must be paid in full at the time the notice of exercise of the option is delivered to us and must be tendered in cash, or by personal or certified check. The Plan's Administrator has the discretion to permit a participant to exercise by delivering a combination of shares and cash. The term of each option may not exceed a term of 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of our voting stock, the exercise price may not be less than 110% of the fair market value per share at the date of grant, and the term of the ISOs may not exceed five years. As of the six month period ending June 30, 2006, no securities were granted under this plan.

     Other than the Plan, we maintain no other equity compensation plan pursuant to which we may grant equity awards to eligible persons.

                             DESCRIPTION OF BUSINESS

Overview

     We specialize in selling complex travel products including cruises, vacation packages and group travel through our national sales force of cruise and vacation specialists. Our comprehensive business opportunity combines innovative technology, marketing programs and expert support services to entrepreneurial travel agents giving them the competitive advantage they need to succeed. With Joystar, travel agents can concentrate on promoting travel and creating client loyalty without the administrative and financial burden of owning and operating a traditional storefront travel agency. We are proving to be the hands-down choice for serious travel professionals who want to flourish in this changing and exciting time in the industry.

     We maintain our corporate offices at 95 Argonaut St. First Floor, Aliso Viejo, CA 92656. Our telephone number is (949) 837-8101. Our Florida office is located at 2875 NE 191st Street, Suite 305, Aventura, FL 33180. The telephone number is 305-933-0663.

Company History

     We were incorporated in the State of California on February 5, 1998 under the name Advanced Refrigeration Technologies, Inc. Our original business operations consisted of designing, manufacturing and marketing an energy efficiency evaporator fan motor controller for walk-in refrigerators and freezers. We were unsuccessful in that business and were unable to continue our operations. From August 2002, we were actively engaged in finding a potential investor to acquire it and bring in a new business.

     As of June 11, 2003, we consummated a transaction, whereby we acquired all of the issued and outstanding shares of Joystar, Inc., a Nevada corporation ("Joystar - Nevada") in exchange for the issuance by us of a total of 13,880,599 newly issued restricted shares of common voting stock to the Joystar-Nevada shareholders pursuant to the Agreement and Plan of Reorganization, dated as of June 10, 2003, by and between our company and Joystar. We issued a total of 13,880,599 shares of common stock to Joystar-Nevada shareholders in the transaction. We paid $60,000 at the closing of the transaction for some of the debts of Advanced Refrigeration Technologies, Inc., and assumed additional liabilities of our company in the approximate amount of $55,000. Upon the closing, the all present officers of our company resigned and William M. Alverson was appointed as our President, Chief Financial Officer and Secretary. Upon the closing, William M. Alverson was appointed to our Board of Directors. An additional director was appointed as of June 18, 2003. Immediately prior to the share exchange, there were approximately 3,322,840 shares of our common stock issued and outstanding. As a result of the acquisition, there were approximately 17,203,439 shares of common stock issued and outstanding.

     The Asset Sale and Purchase Contract which was entered by and between Advanced Refrigeration Technologies, Inc. and Advanced Refrigeration Controls, Inc, a newly formed corporation by the former shareholders of our company, included the total assets consisting of inventories, fixed assets and patents for a total value of $85,063 and the assumption of liabilities including primarily former shareholders loans, for a total amount of $105,217. We had a gain of $20,154 on the disposition of assets and liabilities.

     As of June 4, 2004, we and our wholly-owned subsidiary were officially merged with and into Joystar, Inc., a California corporation (formerly Advanced Refrigeration Technologies, Inc.) pursuant to Section 1110(a) of the California Corporations Code and Section 92A.200 of Nevada Revised Statutes. In connection with the merger we provided for the name change from Advanced Refrigeration Technologies, Inc. to Joystar, Inc., pursuant to Section 1110(d) of the California Corporations Code. The merger and the name change were approved by our Board of Directors pursuant to Section 1110(a). The shareholders approval was not required under the California law to effect the merger and the name change and was not obtained for this action.

Recent Developments

     On November 16, 2006, we sold in a private placement of up to $2,500,000, a total of 3,212,000 shares (the "Shares") of our common stock, no par value per share, at a purchase price of $0.625 per share to institutional and accredited investors, for a total purchase price of $2,007,500. In addition to the Shares, on the closing date, we issued and delivered Series A and B Warrants to the investors (collectively the "Warrants"). One Series A Warrant and one Series B Warrant was issued for each four Shares issued, for a total of 803,000 Series A Warrants and 803,000 Series B Warrants. Series A Warrants are exercisable into common stock at $0.85 per share and Series B Warrants are exercisable at $1.00 per share. The Series A and B Warrants are exercisable until five (5) years after the closing date.

     We paid 10% commissions in cash in the amount of $200,750 and issued 321,200 common stock purchase warrants to First Montauk Securities Corp. of Red Bank, New Jersey, member NASD, who acted as a selling agent for the financing. We received total net proceeds of $1,766,750, after deducting the legal fees and commissions. The net proceeds will be used by us for working capital purposes.

     The shares and warrants were offered and sold by us to investors whom we had reasonable grounds to believe were "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The investors were provided access to business and financial about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in our company. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transaction.

Business

     We specialize in selling complex travel products including cruises, vacation packages and group travel through its national sales force of cruise and vacation specialists. Consumers planning and purchasing a trip generally engage in a predictable process that begins with considering destinations, dates and budgets, and progresses to a series of purchase decisions involving transportation, accommodations and destination activities. Historically, this planning and purchasing process has been inefficient because consumers have to spend a significant amount of time piecing together the information from a variety of sources. Consumers frequently consulted many different media and people, such as guidebooks, magazines, travel agents, friends, co-workers and individual travel suppliers. The supply side of the travel industry can be equally inefficient. The supplier community includes hundreds of airlines, thousands of hotels, dozens of car rental companies, numerous vacation packagers and cruise lines and hundreds of thousands of destination services merchants such as restaurants, attractions, and local transportation and tour providers. These suppliers spend substantial amounts of money to reach and attract potential purchasers. The fragmental nature of the global consumer travel market makes it difficult and inefficient for suppliers to effectively target those consumers who are currently engaged in the travel planning process.

     Consumers and suppliers rely on travel agents as intermediaries to provide information on their travel choices and help them purchase their trips. Our travel agents have access to comprehensive information on the availability and pricing of airline seats through global distribution systems. We make it possible for our travel agents to provide consumers reliable, comprehensive travel information.

     We have been able to combat the inefficiency and fragmentation of the industry with technology. We use technology to make the process of planning and purchasing travel easier for our agents and customers.

     We plan to offer travel planning services in the United Sates, the United Kingdom, Canada, and the Puerto Rico. Our products are planned to include direct-to- consumer travel planning services sold via the Internet and call centers, our co-branded private label business.

TRAVEL AGENCY MODEL

     When selling travel, we act as either an intermediary or a merchant. When we transact travel bookings acting as an intermediary, we pass a customer's reservation to the travel supplier (hotel, cruise line, tour operator, car rental, etc.). In the intermediary transaction, the supplier sets the retail price paid by the customer, and the supplier is the merchant of record for the transaction. We receive a commission from the travel supplier after the travel has been completed.

     In a merchant transaction, we receive access to consolidator fares (wholesale airline seats and hotel rooms) from suppliers at negotiated net rates. We determine the "mark-up" and process the transaction as the merchant of record. Acting as a merchant enables us to achieve a higher level of gross profit than in the agency model.

HOST AGENCY MODEL

     We provide syndicated technology, hosting, and support services to a growing network of both part-time and full-time independent cruise and vacation agents. We provide our independent agents with the technology, tools, training and back office support to facilitate the operation of a successful and rewarding business.

     We benefit from membership fees, a share of the commission generated by the travel agent, overrides and annual bonuses from the supplier community. Additionally, the value of the members' total bookings allows us to negotiate higher commissions, marketing dollars and co-op support from the supplier community.

EXPERIENCED TRAVEL AGENTS

     A large number of experienced travel agents and agency owners are closing their "bricks-n-mortar" agencies in an effort to control costs. We have developed three programs which address the unique needs of the travel agent community.

     The benefits of our programs include private label and co-branded consumer websites, 24/7 access to "myJoystar" - our popular "agents only" extranet, sales and product training, email marketing programs, the latest booking tools, weekly e-newsletter, daily conference calls, access to the Joystar Community and CEO Blog, and unlimited access to our always friendly toll-free agent support staff.

WE ARE CREATING THE NEW BREED OF TRAVEL SELLERS

     According to the Department of Labor statistics over 13 million people currently operate a home-based business and over 1,500 new home-based businesses are opened every day. Technology advances within the travel industry have made it very easy for someone without travel agency experience to succeed as a home-based agent.

     The benefits of "owning a travel agency" for as little as $500 per year appeal to small business owners, home-based and internet entrepreneurs, stay-at-home moms, affluent travelers, web masters and super-affiliates, churches, little league teams, schools and other non-profit organizations. The potential market for this model is in the millions of home-based travel agents and online affiliates.

     In order to ensure the success of new agents, improve the income of our experienced agents, and reduce the potential customer service burden, we are developing a "mentor" program. Each new agent will be assigned to a qualifying experienced agent that will provide guidance during the training period. The commission generated during this mentorship will be shared between the trainee and the mentor.

     Revenues from commissions and transaction fees generated by the agents through booking travel with their clients are shared between us and the agent. We aim to develop a membership base of 50,000 agents and online affiliates over the next 5 years. We believe that with the tools, technology, marketing resources and superior support we provide our agents, they will produce an average of $10,000 per year in leisure bookings.

Our Strategy

     As professional travel agents are adapting to a changing industry, a new business model has emerged - home-based travel agent hosting and IT outsourcing.

     Independent agents and agency owners are looking for ways to increase revenues, reduce costs, and streamline operations. They are also becoming more and more reliant on both technology and the Internet. We answer the call by relieving travel agents and agency owners of non-revenue producing tasks, providing instant technology solutions, marketing programs, and unlimited support - empowering them to do what they do best - sell travel.

     We are proving to be the hands-down choice for serious travel professionals who want to flourish in this changing and exciting time in the industry. Since the launch of our hosting program in August of 2004, we have signed up over 3,000 agents making us the largest and fastest growing agency in the industry.

     Our short-term goal is to be hosting 5,000 professional home based travel agents by the end of June 2006. To reach that goal, we have implemented an aggressive marketing campaign targeting both home-based agents and traditional agents contemplating the move home.

     We believe that the hosting models for professional home-based agents will complement our program targeted to the over 13 million Americans who are currently operating home-based businesses. In this model, we aim to enroll 50,000 members by 2010. Our strategy for reaching this massive group of home-based entrepreneurs covers multiple channels including marketing websites, search engine optimization, email marketing and print advertising.

Target Market

     Consumers planning and purchasing a trip generally engage in a predictable process that begins with considering destinations, dates and budgets, and progresses to a series of purchase decisions involving transportation, accommodations and destination activities. Historically, this planning and purchasing process has been inefficient because consumers have to spend a significant amount of time piecing together the information from a variety of sources. Consumers frequently consulted many different media and people, such as guidebooks, magazines, travel agents, friends, co-workers and individual travel suppliers. The supply side of the travel industry can be equally inefficient. The supplier community includes hundreds of airlines, thousands of hotels, dozens of car rental companies, numerous vacation packagers and cruise lines and hundreds of thousands of destination services merchants such as restaurants, attractions, and local transportation and tour providers. These suppliers spend substantial amounts of money to reach and attract potential purchasers. The fragmental nature of the global consumer travel market makes it difficult and inefficient for suppliers to effectively target those consumers who are currently engaged in the travel planning process.

     Consumers and suppliers rely on travel agents as intermediaries to provide information on their travel choices and help them purchase their trips. Our travel agents have access to comprehensive information on the availability and pricing of airline seats through global distribution systems. We make it possible for our travel agents to provide consumers reliable, comprehensive travel information.

     We have been able to combat the inefficiency and fragmentation of the industry with technology. We use technology to make the process of planning and purchasing travel easier for their agents and customers.

Geographic Area of Services

     We plan to offer travel planning services in the United Sates, the United Kingdom, Canada, Puerto Rico, and China. Our products are planned to include direct-to-consumer travel planning services sold via the Internet, call centers, and our co-branded private label website solutions.

Industry

     According to a recent report by Credit Suisse/First Boston, there are approximately 20,000 professional travel agents working from their homes. That number is expected to grow to nearly 50,000 by 2010. This emerging group represents an estimated $7.6 billion annually in travel sales. While online travel continues to grow, travel agents are the dominant force in travel distribution, especially in the complex, high-grossing products including vacations, cruises, and group travel. A recent study conducted by the Cruise Line Industry, concluded that 90% of the 10 million people who went on a cruise last year, booked through a travel agent.

     Typical of traditional travel agencies in America, the competitive landscape in the Host Travel Agency space is highly fragmented. The American Society of Travel Agents reported recently that there are approximately 21,000 "Mom & Pop" travel agencies, each hosting between one and five home-based agents. And while there are several "mid-tier" host agencies with sales ranging from $50 million to $100 million, no dominant player exists. We aim to be the dominant participant in the industry.

Government Regulation
----------------------

TRAVEL INDUSTRY REGULATION

     We must comply with laws and regulations relating to the travel industry and the sale of travel services. These include registering with various states and countries as a seller of travel, complying with certain disclosure requirements and participating in state restitution funds. Both the Federal Trade Commission and the Department of Transportation take the position that their regulations prohibiting unfair and deceptive advertising practices apply to our business.

REGULATIONS OF THE INTERNET

     Currently, few laws and regulations apply directly to the Internet and commercial online services and, to the extent such laws exist or apply to us, we believe we are in compliance with all of them. The following summary does not purport to be complete discussion of all enacted or pending regulations and policies that may affect our business. This summary focuses primarily on the enacted federal, state and international legislation specific to businesses that operate as we do. For further information concerning the nature and extent of federal, state and international regulation of online businesses, you should review public notices and rulings of the U.S. Congress, state and local legislature and international bodies.

     Due to the growth of the Internet and online commerce, coupled with publicity regarding Internet fraud, new laws and regulations are continually being considered (at the federal, state and international levels) regarding property ownership, sales and other taxes, pricing and content, advertising, intellectual property rights, libel, user privacy, and information security. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services or increase our cost of doing business. We cannot predict whether any of the proposed privacy legislation currently pending will be enacted and what effect, if any, it would have on our company.

TAXES

     Federal regulation imposing limitations on the ability of states to impose taxes on Internet-based sales was enacted in 1998 and extended in 2001. The Internet Tax Non-Disclosure Act, as this legislation is known, exempts certain types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through November 1, 2003. It is possible this legislation will not be renewed when it terminates. Failure to renew this legislation could allow state and local governments to impose taxes on Internet-based sales, and these taxes could decrease the demand for our products or services or increase our cost of operations.

PRIVACY

     As an online business, customers provide us with personally identifiable information (PII) that has been specifically and voluntarily given. PII includes information that can identify a customer as a specific individual, such as name, phone number, or e-mail address. This information is used only for the purpose of responding to and fulfilling customer requests for our travel products and services. We will only share customer PII with our authorized travel service providers, and only as necessary in order to complete a transaction that customers specifically request. We do not sell or rent PII to anyone. We provide customers with choice and control over the collection and use of their PII, as well as a means of updating, correcting, or removing any PII stored in their customer profile. Customers are provided the opportunity to specifically choose the promotional marketing communications they wish to receive from our company. If they choose to opt-out any of the promotional e-mail services that we provide, then we will only send e-mail that relates to a specific travel purchase they have made through us.

CURRENT US FEDERAL PRIVACY REGULATION

     Increasing concern over consumer privacy, including regulations related to the use of the Internet for conducting transactions and electronic commerce, has led to the introduction of proposed legislation at the federal level. The most far-reaching of these current laws are focused on financial institutions, health care providers, and companies that voluntarily solicit information form children. For businesses that operate online such as us, the Unsolicited Electronic Mail Act of 1999 has been enacted to protect individuals, families, and internet service providers form unsolicited and unwanted electronic mail, commonly referred to as spamming. Additionally, the Federal Trade Commission has a role in consumer privacy protection and is involved with related enforcement activities.

CURRENT STATE PRIVACY REGULATION

     Most states have enacted legislation to regulate the protection of consumer's information on the Internet. Much of this legislation is focused on financial institutions and health care providers. The legislation that has become state law is a small percentage of the number still pending, and is similar to what has been enacted at the federal level. We cannot predict whether any of the proposed state privacy legislation currently pending review will be enacted and what effect, if any, it would have on our company.

Competition

     We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

     We believe that establishing, maintaining and enhancing our brand will be a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services, many of which already have well-established brands in online services or the travel industry generally, increases the importance of establishing and maintaining brand recognition. Promotion of the Joystar brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, to attract and retain online users and to respond to competitive pressures, we intend to increase our spending substantially on marketing and advertising with the intention of expanding our brand recognition. However, we cannot assure you that these expenditures will be effective to promote our brand or that our marketing efforts generally will achieve our goals.

     If we are unable to provide high-quality online services or customer support, if we fail to promote and maintain our brand or if we incur excessive expenses in these efforts, our business, operating results and financial condition would be materially adversely affected. If we are unable to introduce and sell new products and services, our business may be harmed.

     We need to broaden the range of travel products and services and increase the availability of products and services that we offer in order to enhance our service. We will incur substantial expenses and use significant resources trying to expand the range of products and services that we offer. However, we may not be able to attract sufficient travel suppliers and other participants to provide desired products and services to our consumers. In addition, consumers may find that delivery through our service is less attractive than other alternatives. If we launch new products and services and they are not favorably received by consumers, our reputation and the value of the Joystar brand could be damaged.

     Our relationships with consumers and travel suppliers are mutually dependent since consumers will not use a service that does not offer a broad range of travel services. Similarly, travel suppliers will not use a service unless consumers actively make travel purchases through it. We cannot predict whether we will be successful in expanding the range of products and services that we offer. If we are unable to expand successfully, our business, operating results and financial condition may be materially adversely affected. We may be unable to plan and manage our operations and growth effectively.

     On February 28, 2005, we announced a new program for professional home-based travel agents. PRO-100 offers independent and home-based travel agents all of the benefits of our popular AGENT ADVANTAGE PRO, including a consumer website, "Agents Only" extranet and live toll free support.

     We offer two booking solutions, a consumer view and an "Agents Only" booking tool. This combination blends real-time access to cruise line inventory to deliver the best response times and closing ratios. The features included are:

     Co-branded Private Label Cruise Web-Site - An easy, no maintenance solution providing cruise content, technology, and fulfillment with no up-front costs. Private Label Cruise Web-Site - Content, technology, and fulfillment services are housed in a customized user interface. Maintains look and feel as well as branding integrity of the partner's Web site. Connectivity as well as access to robust cruise content, including cruise descriptions, cabin categories, deck plans, amenities, and more.

Seasonality

     Our limited operating history and anticipated rapid growth will make it difficult for us to assess the impact of seasonal factors on our business. Nevertheless, we expect our business to be subject to seasonal fluctuations, reflecting seasonal trends for the products and services offered by our websites. For example, demand for travel bookings may increase in anticipation of summer vacations and holiday periods, but online travel bookings may decline with reduced Internet usage during the summer months. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to our service by travel suppliers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during holiday periods. As a result, during these periods, airlines may either have fewer inventories to offer through our service or available tickets may be less competitively priced. These same factors are expected to affect rental cars, hotels and other travel products and services.

Employees

     As of December 15, 2006, we had a total of 23 full time, 1 part time, and 0 temporary staff. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with our condensed financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Cautionary and Forward Looking Statements

     In addition to statements of historical fact, this prospectus contains forward-looking statements. The presentation of aspect of our future found herein is subject to a number of risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", or "could" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Important facts that could prevent us from achieving any stated goals include, but are not limited to, the following:

(a) volatility or decline of the our stock price;
(b) potential fluctuation in quarterly results;
(c) our failure to earn revenues or profits;
(d) inadequate capital to continue or expand its business, inability to raise additional capital or financing to implement our business plans;
(e) failure to commercialize our technology or to make sales;
(f) rapid and significant changes in markets;
(g) litigation with or legal claims and allegations by outside parties
(h) insufficient revenues to cover operating costs.

     There is no assurance that we will be profitable, and we may not be able to successfully develop, manage or market our products and services. We may not be able to attract or retain qualified executives and technology personnel and our products and services may become obsolete. Government regulation may hinder our business. Additional dilution in outstanding stock ownership may be incurred due to the issuance of more shares, warrants and stock options, or the exercise of warrants and stock options, and other risks inherent in our businesses.

Overview

     We specialize in selling complex travel products including cruises, vacation packages and group travel through our national sales force of cruise and vacation specialists. Our comprehensive business opportunity combines innovative technology, marketing programs and expert support services to entrepreneurial travel agents giving them the competitive advantage they need to succeed. With Joystar, travel agents can concentrate on promoting travel and creating client loyalty without the administrative and financial burden of owning and operating a traditional storefront travel agency. We are proving to be the hands-down choice for serious travel professionals who want to flourish in this changing and exciting time in the industry. As of November 30, 2006, our membership was 4,544 agents.

     Our business is dependent on the health and growth of the travel industry. Travel is highly sensitive to traveler safety concerns, and thus declines after acts of terrorism that affect the safety of travelers. The terrorist attacks of September 11, 2001, resulted in a decrease in new travel bookings worldwide and may reduce our revenues in future quarters. The long-term effects of these events could include, among other things, a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism, military responses to acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. These effects, depending on their scope and directives, which we cannot predict at this time, together with any future terrorist attacks, could significantly impact our long-term results of operations or financial condition.

Results of Operations for the Three Months Ended September 30, 2006 to the Three
--------------------------------------------------------------------------------
Months Ended September 30, 2005.
--------------------------------

Gross Travel Bookings

     Gross travel bookings for the three months ended September 30, 2006 increased 221% to $16,220,487 compared to $5,040,091 for the third quarter ended September, 30 2005. Gross travel bookings for the nine months ended September 30, 2006 increased 408% to $49,276,487 compared to $9,683,756 for the nine months ended September 30, 2005.

Revenues

     Revenues for the three months ended September 30, 2006 increased 263% to $2,114,540 from $581,326 for the three months ended September 30, 2005. Revenue for the nine months ended September 30, 2006 increased 542% to $6,850,791 compared to $1,066,965 for the nine months ended September 30, 2005.

     The increases in both gross travel bookings and revenues are due to continued substantial growth in our leisure travel agent network and our ability to negotiate higher commissions with our preferred suppliers.

     Revenue margins (defined as net revenue as a percentage of gross bookings) for the nine months ended September 30,2006 increased to 14% compared to 11.5% for the nine months ended September 30, 2005. The increased revenue margin was due to growth in our fee-based membership as well as overrides and co-op marketing dollars.

Travel Network

     Our network of leisure travel agents increased by 616 members in the third quarter ended September 30, 2006 as compared to 536 and 374 in the second and first quarters of 2006 respectively.

     Net Loss for the three months ended September 30, 2006 was $47,484 compared to a net loss of $834,073 for the three months ended September 30, 2005.

Liquidity

     At September 30, 2006, our net cash increased to $1,131,030 compared to $218,948 at December 31, 2005.

Selling and Marketing

     Selling and marketing expenses relate to primarily to agent commissions and direct advertising and distribution expense, including traffic generation from Internet, search engines, private label and affiliate programs.

     Selling and Marketing expenses for the three months ended September 30, 2006 were $1,308,643 compared to $847,592 for the three months ended September 30, 2005. The increase was due entirely to commissions paid to our travel agent network on the increased revenues generated.

General and Administrative

     General and Administrative expenses for the three months ended September 30, 2006 were $799,466 compared to $567,807 for the three months ended September 30, 2005. The increase of $231,659 was due primarily to increased headcount to support growth, expansion of Miami operations and an increase in travel expenses relating to agent recruitment and the legal and accounting fees associated with being a public company.

     General and Administrative expenses for the third quarter decreased sequentially $218,218 from $1,017,684 in the previous quarter ended June 30, 2006. The decrease was primary driven by management's ability to control fixed spending to stay in line with the seasonality of the travel industry and more specifically softness in consumer demand in the cruise industry.

Technology and Content

     Technology and content expense includes product development expenses such as payroll and related expenses and depreciation of website development costs.

     Technology and content expenses for the nine months ended September 30, 2006 were $135,556 as we increased our software development teams, and increased our level of site innovation. Given the increasing complexity of our business, geographic expansion, increased supplier integration, service-oriented architecture improvements and other initiatives, we expect absolute amounts spent in technology and content to increase over time.

Liquidity and Capital Resources

     During the nine months ended September 30, 2006, we issued 7,004,264 shares of common stock for cash $2,594,855 of which $300,000 had been received in the prior year as subscribed stock.

     At September 30, 2006, we had a cash balance of $1,131,030 as compared to a cash balance of $218,948 at December 31, 2005.

     On November 16, 2006, we sold in a private placement of up to $2,500,000, a total of 3,212,000 shares (the "Shares") of our common stock, no par value per share, at a purchase price of $0.625 per share to institutional and accredited investors, for a total purchase price of $2,007,500. In addition to the Shares, on the closing date, we issued and delivered Series A and B Warrants to the investors (collectively the "Warrants"). One Series A Warrant and one Series B Warrant was issued for each four Shares issued, for a total of 803,000 Series A Warrants and 803,000 Series B Warrants. Series A Warrants are exercisable into common stock at $0.85 per share and Series B Warrants are exercisable at $1.00 per share. The Series A and B Warrants are exercisable until five (5) years after the closing date.

     We paid 10% commissions in cash in the amount of $200,750 and issued 321,200 common stock purchase warrants to First Montauk Securities Corp. of Red Bank, New Jersey, member NASD, who acted as a selling agent for the financing. We received total net proceeds of $1,766,750, after deducting the legal fees and commissions. The net proceeds will be used by us for working capital purposes.

     The shares and warrants were offered and sold by us to investors whom we had reasonable grounds to believe were "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The investors were provided access to business and financial about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in our company. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transaction.

Results of Operations for the Fiscal Year Ended  December 31, 2005,  Compared To
--------------------------------------------------------------------------------
Fiscal Year Ended December 31, 2004
------------------------------------

     Gross travel bookings and revenues increased by more than 20% for the fifth sequential quarter. Gross bookings for 2005 were $16,542,137.94.

     Revenues for the year ended December 31, 2005 were $1,943,000 compared to $69,000 for the year ended December 31, 2004. The increase of $1,874,000 is due to the substantial increase in professional agent membership, increase in commission levels from our preferred suppliers, and our comprehensive agent recruitment and branding efforts.

     In the quarter ended December 31, 2005 our leisure travel network increased by 566 members for a total year end of 3,466 independent travel agents.

Selling and Marketing

     Selling  and  marketing   expenses   relate  to  direct   advertising   and
distribution expense, including traffic generation from Internet, search engines, private label and affiliate programs. The remainder of the expense relates to personnel costs, including staffing in our Agent Support Services and Preferred Supplier relations to enhance supplier commission levels.

     Marketing and sales expenses for the year ended December 31, 2005 were $1,853,000 compared to $1,453,000 for the year ended December 31, 2004. The increase of $400,000 was due to the increased advertising spending.

General and Administrative

     General and Administrative expenses for the year ended December 31, 2005 were $3,688,000 compared to $1,987,000 for the year ended December 31, 2004. The increase of $1,701,000 was due to increased business activities, as well as increases in management team and support staff. We expect absolute amounts spent on corporate personnel and professional service to increase over time as we add headcount and continue incurring incremental costs as a public company.

Technology and Content

     Technology and content expense includes product development expenses such as payroll and related expenses and depreciation of website development costs.

     Technology and content expenses for the year ended December 31, 2005 were $277,185 as we increased our software development and engineering teams, and increased our level of site innovation. Given the increasing complexity of our business, geographic expansion, increased supplier integration, service-oriented architecture improvements and other initiatives, we expect absolute amounts spent in technology and content to increase over time.

     Interest expense for the year ended December 31, 2005 was $9,641 compared to $0 in the year ended December 31, 2004 due to the interest on loans from two officers which were converted to shares.

     Net loss for the year ended December 31, 2005 was $3,885,000 compared to a net loss of $3,372,000 for the year ended December 31, 2004. The increase in net loss $513,000 was due to the additional general and administrative expenses.

     We left development stage as of January 1, 2005 when we started to make substantially more sales.

Liquidity and Capital Resources

     We had a cash balance of $218,948 at December 31, 2005 as compared to $283,869 at December 31, 2004. We had negative working capital at December 31, 2005. We have been able to raise sufficient capital to continue operations by its securities. We have funded certain expenses by issuing shares for compensation and services. During the year ended December 31, 2005, we issued $1,750,000 in shares for services and $1,802,000 in 2004.

                             DESCRIPTION OF PROPERTY

     We maintain our corporate offices in Aliso Viejo, California. We occupy approximately 6,135 square feet pursuant to the lease agreement entered on February 15, 2005. We pay $1.80 per square foot for the first 0-12 months, full service gross; $1.85 per square foot, full service gross for the next 13-24 months, and $1.90 per square, full service gross for the next 25-36 months. The lease agreement is for a term of 36 months with an option to extend for a period of three years.

     Rental expense for this location was $120,400 and $70,860 for the years ended December 31, 2005 and 2004, respectively.

     We also occupy approximately 2,884 square feet (Net Rentable Area) pursuant to the lease agreement entered on October 15, 2005. The premises are located in Aventura, Florida. We agreed to pay annually an amount equal to $29.00 times the Net Rentable Area of the premises for the first 0-12 months. For the next 13-24 months, we agreed to pay annually an amount equal to $30.00 times the Net Rentable Area of the premises. For the months 25-36, we agreed to pay the amount of $31.00 times the Net Rentable Area of the premises. The lease agreement is for a term of 36 months.

     We believe that our existing facilities are adequate to meet our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms, although we have no assurance that future terms would be as favorable as our current terms.

                                LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

     Our executive officers and directors and their respective ages and positions as of December 15, 2006 are as follows:

     Name                Age                Position
-------------------   --------- ------------------------------------------------

William M. Alverson      42     Chief Executive Officer, Chief Financial Officer
                                and Director
Katharine West           36     Executive Vice President and Director
William Fawcett          52     Director

     The term of office of each director of our company ends at the next annual meeting of our stockholders or when such director's successor is elected and qualifies. No date for the annual meeting of stockholders is specified in our bylaws or has been fixed by the Board of Directors. Pursuant to our bylaws, the date of the annual meeting is to be determined by the current Board of Directors.

     The  following   information   sets  forth  the  backgrounds  and  business
experience of the directors, executive officers and key employees:

     William M. Alverson, Chief Executive Officer, Chief Financial Officer and Director. Mr. Alverson has been an officer and director of our company since our inception. Mr. Alverson has spent the last fifteen years working in the financial and travel services industries. He began his career as a financial advisor at American Express. He also served as Chairman and Chief Executive Officer at a financial services firm where he guided private companies through their first rounds of financing and public listings. In 1995, Mr. Alverson founded and served as Chairman and CEO of a travel services company with independent contractors. Under his leadership, that company grew from seven to 220 employees handling the back office support to over 44,000 travel agents nationwide. Since then he has been active in financing and consulting to both private and public companies including Baby Genius, Inc. and FreeRealTime.com. He is married to Katherine West, the co-founder of the Company.

     Katherine West, Executive Vice President and Director. West has been an officer and director of our company since our inception. Mrs. West supervises the Vice President of Agent Services and Vice President of Travel Services. Additionally, she is responsible for the day to day management and supervision of customer service, human resources, accounting, budget, payroll and contracts. Mrs. West began her management career in the travel industry in 1989 with Thrifty Car Rental where she was responsible for the franchise's operations, reporting, forecasting, and accounting & tax preparation. From 1992 to 1996 she held the position of Senior Account Executive with Metromedia Communications, Inc. During her career with the telecom giant, she consistently exceeded revenue targets with a primary focus on small to mid-sized businesses and trade associations. She is married to William M. Alverson, our founder, Chief Executive Officer, Chief Financial Officer and Director.

     William Fawcett, was appointed by the Board of Directors as the director of our company in November, 2004. Mr. Fawcett has an MBA from Harvard Business School, is a graduate of Loyola Law School and also graduated with honors from Boston College. Mr. Fawcett is on the Dean's Graduate School Advisory Board for Concordia University and is a professor for Concordia's Master of Business Administration (MBA) Entrepreneurial program. In addition to being an outside Director for Joystar, he also serves on the Board of Directors of Case Post, Inc. Fawcett has been the recipient of the Jordan Whitney Award for Infomercial Excellence, the Aurora Award for the Best Infomercial in 1997, Two Clios for production of direct-response TV commercials, a Cannes Film Award for Best Sports Documentary and a Spanish Infomercial Telemundo Award Best in Class.

Board Committees

     We do  not  currently  have  standing  audit,  nominating  or  compensation
committees  of  the  Board  of  Directors,   or  committees  performing  similar
functions.

Code of Business Conduct and Ethics

     Our code of business conduct and ethics, as approved by our board of directors, is annexed as Exhibit 14.1 to our 10KSB filed with the SEC on April 14, 2004. It is also available on our website at www.joystar.com.

Director Compensation

     Directors that are non-officers of our company do not receive a cash retainer annually nor do they receive any remuneration for attendance at a board meeting, other than reimbursement for travel expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, or the SEC. These officers, directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file.

     Based solely upon a review of copies of such reports furnished to us during the fiscal year ended December 31, 2005 and thereafter, or any written representations received by us from reporting persons that no other reports were required, we believe to the best of our knowledge, that, during our fiscal 2005, all Section 16(a) filing requirements applicable to our reporting persons were met, however, some of the filings may have been filed late.

                             EXECUTIVE COMPENSATION


     The following table sets forth a summary of the compensation paid or accrued for the three fiscal years ended December 31, 2006 to or for the benefit of our Chief Executive Officer and our four most highly compensated executive officers and employees whose total annual salary and bonus compensation exceeded $100,000.

                                                                                       Long-Term
                                                                                   Compensation Awards
                                                       Annual Compensation       -----------------------           Payouts
                                                     ----------------------
                                                                                                                           All
         Name and                                                           Restricted       Number of     LTIP           Other
   Principal Position                             Salary        Bonus      Stock Awards      Options     Payouts ($)   Compensation
-------------------------------  ---------      ----------   -----------  --------------   ------------  -----------   ------------
William M. Alverson, Chief         2005          $180,000         --        1,000,000 (1)     400,000        --             --
   Executive Officer, Chief
   Financial Officer, President
   and Director
                                   2004          $180,000         --          100,000 (2)     100,000        --             --

                                   2003          $120,000         --                                         --             --

Katharine West, Executive Vice     2005          $120,000         --          500,000 (1)     250,000        --             --
   President and Director
                                   2004          $ 88,500         --           50,000 (2)      50,000        --             --
                                   2003          $ 60,000         --                                         --             --

(1) On December 13, 2005, our Board of Directors authorized 1,000,000 shares of common stock to be issued to Mr. Alverson and 500,000 shares of common stock to be issued to Ms. West for services rendered in fiscal year ended December 31, 2005 valued at $220,000 and $110,000, respectively pursuant to our 2003 Equity Compensation Plan.

(2) On August 27, 2004, we authorized 100,000 shares of common stock to be issued to Mr. Alverson and 50,000 shares of common stock to be issued to Ms. West for services rendered in fiscal year ended December 31, 2004 valued at $60,000 and $30,000, respectively.

(3) During the periods reflected, certain of the officers and noted employees named in this table received perquisites and other personal benefits not reflected in the amounts of their respective annual salaries or bonuses. The dollar amount of these benefits did not, for any individual in any year, exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for that individual in any year, unless otherwise noted.

Employment Agreements

     The new employment agreement with our Chief Executive Officer, William M. Alverson, became effective December 15, 2005. Our Board of Directors approved the major terms of the employment agreement which includes an annual salary of $180,000 for Mr. Alverson and the issuance of 600,000 shares of common stock and an option to purchase 400,000 shares of our common stock. The Company has not yet finalized the new employment agreement with Katherine T. West, our Executive Officer. The Company's Board of Directors has approved the major terms of such employment agreement with Ms. West which includes an annual salary of $144,000, the issuance of 250,000 shares of common stock and an option to purchase 250,000 shares of our common stock. None of the above shares or options have been issued yet.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have an unsecured loan dated December 15, 2004, payable to William M. Alverson, our Chief Executive Officer in the amount of $259,834, due on demand with interest at 6%.

     In March 2005, Katherine T. West, our director and Executive Vice President loaned us an amount equal to $105,997.

     During the year ended December 31, 2005, the loans payable to officers of $259,834 was converted to shares of common stock of 742,411 shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of December 15, 2006 by:

     o each person known by us to be the beneficial owner of more than 5% of our Common Stock;
     o    each of our directors;
     o    each of our executive officers; and
     o    our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

     Unless indicated otherwise, the address for each person named is c/o Joystar, Inc., 95 Argonaut St., First Floor, Aliso Viejo, CA 92656.



                                            Number of     Percentage of
                                             Shares           Class
                                          Beneficially     Beneficially
                                         Owned Prior to    Owned Prior
              Name                         Offering       to Offering
      -----------------------           --------------- ----------------
      William M. Alverson                  12,798,545         26.67%

      Katharine T. West                     2,692,340          5.61%

      Kyaw Myint J.                         9,336,957         19.46%

      William Fawcett                           0               --

      All current directors and named
      officers as a group (3 in all)       15,082,328         32.28%


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended December 31, 2004.

     We are authorized to issue up to 50,000,000 shares of common stock, no par value per share. As of December 15, 2006, there were 47,984,337 shares of common stock outstanding. We are authorized to issue up to 10,000,000 shares of preferred stock, no par value per share, of which none were outstanding as of December 15, 2006.

Common Stock

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

     Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Integrity Stock Transfer, 2920 North Green Valley Parkway, Building 5, Suite 527, Henderson, Nevada 89014.

           DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General
Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

     Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Our Bylaws require that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of Joystar. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of Joystar; (ii) is or was serving at the request of Joystar, as a director, officer, employee or agent of another business entity; or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of Joystar or of another enterprise at the request of such predecessor corporation.

     The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate our ability and that of our shareholders (through shareholder derivative suits) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of Joystar or those of any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of Joystar, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to Joystar, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Joystar pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS


     Our December 31, 2005 and 2004 financial statements included in the Prospectus have been audited by Mendoza Berger & Company, LLP, a limited liability partnership of certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION


     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Joystar, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                                  JOYSTAR, INC.

                          INDEX TO FINANCIAL STATEMENTS

Joystar, Inc.  - Three Months Ended September 30, 2006 and 2005 (Unaudited)

Balance Sheet....................................................... F-2
Statements of Operations............................................ F-3
Statement of Stockholders' Equity (deficit)......................... F-4
Statements of Cash Flows............................................ F-5
Notes to Financial Statements....................................... F-6 - F-7


Joystar, Inc. - Fiscal Years Ended December 31, 2005 and 2004 (Audited)


Reports of Independent Registered Public Accounting Firm............ F-8
Balance Sheet....................................................... F-9
Statements of Operations............................................ F-10
Statements of Stockholders' Equity.................................. F-11
Statements of Cash Flows ........................................... F-12
Notes to Financial Statements....................................... F-13 - F-18

                                  JOYSTAR, INC.
                                 BALANCE SHEETS
                                  (UN-AUDITED)

                                                  September 30,   December 31,
                                                      2006            2005
                                                  ------------    ------------
ASSETS
Current assets:
   Cash                                           $  1,131,030    $    218,948
   Other receivables                                 3,638,454         398,827
   Prepaid expenses                                     71,727          48,572
                                                  ------------    ------------
    Total current assets                             4,841,211         666,347

Property and equipment, net                            181,898         138,723

Intangible asset, net amortization                      51,445          54,205
                                                  ------------    ------------
    Total assets                                  $  5,074,554    $    859,275
                                                  ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable                               $    156,179    $    198,814
   Accounts payable-merchants                        1,446,429         321,643
   Accrued salaries                                    124,411          46,786
   Accrued expenses                                    128,865         128,865
   Accrued payroll taxes                               828,839         412,258
   Accrued rent                                         34,525          35,000
   Loans from shareholder                                  472             472
                                                  ------------    ------------
     Total current liabilities                       2,719,720       1,143,838

Commitments and contingency                                 --              --

Stockholders' equity:
   Preferred stock, no par value, 10,000,000
      shares authorized; none issued                        --              --
   Common stock, no par value, 50,000,000
      shares authorized; 44,281,742 and
      34,103,309 shares issued and outstanding
      at September 30, 2006 and December 31,
      2005 respectively                             11,408,851       7,952,026
   Stock issued for deferred compensation             (175,000)       (356,000)
   Stock subscribed not issued, 77,733
    shares at September 30, 2006 and 2,584,476
    shares at December 31, 2005, respectively          115,001         834,800
   Accumulated (deficit)                            (8,994,018)     (8,715,389)
                                                  ------------    ------------
     Total stockholders' equity (deficit)            2,354,834        (284,563)
                                                  ------------    ------------
     Total liabilities and stockholders'
       equity                                     $  5,074,554    $    859,275
                                                  ============    ============

                                  JOYSTAR, INC.
                            STATEMENTS OF OPERATIONS
                                  (UN-AUDITED)

                                       For the nine    For the nine    For the three   For the three
                                       months ended    months ended    months ended    months ended
                                       September 30,   September 30,   September 30,   September 30,
                                           2006            2005             2006           2005
                                       ------------    ------------    ------------    ------------

Revenue                                $  6,850,791    $  1,066,785    $  2,114,540    $    581,326
                                       ------------    ------------    ------------    ------------

Operating expenses:
  Selling and marketing                   4,208,591       1,650,707       1,308,643         847,592
  General and administrative              2,783,991       1,718,975         799,466         567,807
  Technology and content                    135,556              --          52,633              --
                                       ------------    ------------    ------------    ------------
Total operating expenses                  7,128,138       3,369,692       2,160,742       1,415,399
                                       ------------    ------------    ------------    ------------

Operating loss                             (277,347)     (2,302,907)        (46,202)       (834,073)

Interest expense                                 --           9,641              --              --
                                       ------------    ------------    ------------    ------------

Loss before income taxes                   (277,347)     (2,312,548)        (46,202)       (834,073)
Income tax provision                          1,282              --           1,282              --
                                       ------------    ------------    ------------    ------------
Net income (loss)                      $   (278,629)   $ (2,312,548)   $    (47,484)   $   (834,073)
                                       ============    ============    ============    ============

Loss per share                         $      (0.01)   $      (0.09)   $      (0.00)   $      (0.03)
                                       ============    ============    ============    ============

Weighted average number of common
shares outstanding                       40,971,493      26,033,552      43,502,474      29,972,580
                                       ============    ============    ============    ============

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                   STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)


                                       COMMON STOCK        Stock issued        Stock                         Total
                                                               for           Subscribed                   Stockholders'
                              Number of                      Deferred           not       Accumulated        Equity
                               Shares         Amount       Compensation       Issued       (Deficit)       (Deficit)
                             ------------   ------------    ------------    ------------ ------------    ------------
Balance at December 31, 2005   34,103,309   $  7,952,026    $   (356,000)   $    834,800 $ (8,715,389)   $   (284,563)

Stock issued for services       3,174,169      1,207,077              --        (420,000)          --         787,077
Cost of issuing stock
included in services                   --       (345,107)             --              --           --        (345,107)
Stock issued for cash           7,004,264      2,594,855              --        (300,000)          --       2,294,855
Subscribed stock (400 shares)          --             --              --             201           --             201
Deferred compensation earned           --             --         181,000              --           --         181,000
Net loss                               --             --              --              --     (278,629)       (278,629)
                             ------------   ------------    ------------    ------------ ------------    ------------
Balance September 30, 2006
(Un-audited)                   44,281,742   $ 11,408,851    $   (175,000)   $    115,001 $ (8,994,018)   $  2,354,834
                             ============   ============    ============    ============ ============    ============

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                            STATEMENTS OF CASH FLOWS
                                  (UN-AUDITED)

                                                          For the nine     For the nine
                                                           months ended    months ended
                                                            September       September
                                                               30,             30,
                                                              2006            2005
                                                         ------------    ------------
Cash flows from operating activities:
   Net loss                                              $   (278,629)   $ (2,477,478)

Adjustments to reconcile net loss to net cash
used in operating activities:
    Depreciation and amortization                              41,667          10,701
    Stock issued for services                                 622,970         984,303
    Stock issued for interest                                      --           9,641
Changes in assets and liabilities:
    Increase in prepaid expenses                              (23,155)        (30,307)
    Increase in other receivables                          (3,239,627)        (71,217)
    Decrease in accounts payable                              (42,635)         45,355
    Increase in accounts payable-merchants                  1,124,787         226,820
    Increase in accrued salaries                               77,625          62,356
    Increase in payroll taxes                                 416,581         191,727
    Decrease in accrued rent                                     (475)             --
                                                         ------------    ------------

       Net cash used by operations                         (1,300,891)     (1,048,099)
                                                         ------------    ------------

Cash flows from investing activities:
    Acquisition of property and equipment                     (82,083)        (80,343)
                                                         ------------    ------------

      Net cash used by investing activities                   (82,083)        (80,343
                                                         ------------    ------------

Cash flows from financing activities:
   Loans from shareholders                                         --             472
   Subscribed stock                                               201              --
   Issuance of common stock                                 2,294,855       1,158,632
                                                         ------------    ------------

     Net cash provided by financing activities              2,295,056       1,159,104
                                                         ------------    ------------

Increase in cash                                              912,082          30,662
Cash at the beginning of the year                             218,948         283,869
                                                         ------------    ------------

Cash at the end of the period                            $  1,131,030    $    314,531
                                                         ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
  Issuance of stock for services                         $    622,970    $    984,303
                                                         ============    ============
  Income taxes paid                                      $      1,282    $         --
                                                         ============    ============
  Shares issued for shareholder loan                               --         259,834
                                                         ============    ============
  Shares issued for interest                             $         --    $      9,641
                                                         ============    ============
  Shares issued for fixed assets and customer
   list                                                  $         --    $     70,125
                                                         ============    ============
  Subscribed shares issued                               $    720,000    $    590,000
                                                         ============    ============
  Shares issued for accrued prior year
   compensation                                          $    181,000    $    172,038
                                                         ============    ============

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
                                  (Un-audited)


1. BASIS OF PRESENTATION
   ---------------------

Joystar, Inc., a California corporation (the "Company") was incorporated on February 5, 1998. The Company specializes in selling complex travel products including cruises, vacation packages and group travel through its national sales force of independent travel agents.

All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation. The Company has re-classified certain accounts of September 30, 2005 to be consistent with September 30, 2006 classifications.

Results of operations for the nine months ended September 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for any future period. The balance sheet at December 31, 2005 was derived from audited financial statements.

Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been omitted. These financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2005.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

REVENUE RECOGNITION
--------------------

The Company passes reservations booked by customers to the relevant travel supplier and receives a commission or ticketing fee from the travel supplier for its services. The supplier sets the price to be paid by the consumer and the travel supplier appears as merchant of record for the transactions. The revenues are typically recognized at the time the reservation is booked.

PROPERTY AND EQUIPMENT
----------------------

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is seven years for furniture and equipment and three years for computer equipment.

INTANGIBLE ASSET
----------------

The Company amortizes its intangible asset over its useful life of five years. Management reviews, on an annual basis, the carrying value of its intangible asset in order to determine whether impairment has occurred. Impairment is based on several factors including the Company's projection of future discounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the impairment test in order to determine the amount of impairment, if any. There was no impairment charge during the nine months ended September 30, 2006.

USE OF ESTIMATES
----------------

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES
------------

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NET LOSS PER SHARE
------------------

In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings Per Share" which requires the Company to present basic and diluted earnings per share, for all periods presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period. The Company has no common stock equivalents, which would dilute earnings per share.

RECLASSIFICATIONS
-----------------

The Company has reclassified certain amounts relating to prior period September 30, 2005 results to conform to our September 30, 2006 results. The reclassifications did not affect our financial position, cash flows, revenue, operating loss or net loss of the prior period.

GOING CONCERN
-------------

The accompanying financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, contemplates the continuation of the Company as a going concern. Continuation of the Company as a going concern is contingent upon establishing and achieving profitable operations. Such operations will require management to secure additional financing for the Company in the form of debt or equity.


4. COMMON STOCK
   ------------

During the nine months ended September 30, 2006 the Company issued 3,174,169 shares of common stock for services valued at a total of $1,207,077. Of the total shares issued for services for the nine months the Company issued 1,650,000 shares subscribed at a value of $420,000, and 460,143 shares valued at $345,107.

The Company issued 7,004,264 shares of common stock for cash for $2,594,855 of which $300,000 had been received in the prior year as subscribed stock.

At September 30, 2006 the Company has 9,478,572 warrants outstanding to purchase shares of common stock at $0.50 per share and 1,407,158 warrants outstanding to purchase shares of common stock at $0.35 per share.

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors and Stockholders
Joystar, Inc.

We have audited the accompanying balance sheets of Joystar, Inc. (the Company) as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Joystar, Inc. as of December 31, 2005 and 2004, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 3, the Company continues to incur significant losses. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mendoza Berger & Company, LLP

Irvine, California
March 17, 2006

                                  JOYSTAR, INC.
                                 BALANCE SHEETS

--------------------------------------------------------------------------------


                                                    December 31,    December 31,
                                                        2005            2004
                                                    -----------     -----------
ASSETS

Current assets:
   Cash                                             $   218,948     $   283,869
   Other receivables                                    398,827             100
   Prepaid expenses                                      48,572          16,265
                                                    -----------     -----------
    Total current assets                                666,347         300,234

Property and equipment, net                             138,723          37,327

Intangible asset                                         54,205              --

                                                    -----------     -----------
    Total assets                                    $   859,275     $   337,561
                                                    ===========     ===========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable                                 $   198,814     $   144,416
   Accounts payable-merchants                           321,643              --
   Accrued salaries                                      46,786         172,038
   Accrued expenses                                     128,865              --
   Accrued payroll taxes                                412,258         203,970
   Accrued rent                                          35,000          35,000
   Loans from shareholder                                   472         259,834
                                                    -----------     -----------
     Total current liabilities                        1,143,838         815,258

Commitments and contingency                                  --              --

Stockholders' equity:
   Preferred stock, no par value, 10,000,000
      shares authorized; none issued                         --              --
   Common stock, no par value, 50,000,000
      shares authorized; 34,103,309 and
      23,228,633 shares issued and outstanding
      at December 31, 2005 and 2004,
      respectively                                    7,952,026       4,178,663
   Stock issued for deferred compensation              (356,000)       (621,250)
   Stock subscribed not issued, 2,584,476
      Shares and 887,333 shares at December
      31, 2005 and 2004, respectively                   834,800         794,800
   Accumulated Deficit                               (8,715,389)     (4,829,910)
                                                    -----------     -----------
     Total stockholders' (deficit)                     (284,563)       (477,697)

                                                    -----------     -----------
     Total liabilities and stockholders'
       equity                                       $   859,275     $   337,561
                                                    ===========     ===========


                 The accompanying notes are an integral part of
                           these financial statements.

                                  JOYSTAR, INC.
                            STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                              For the year       For the year
                                                  ended             ended
                                              December 31,        December 31,
                                                  2005               2004
                                              ------------       ------------

Revenue                                       $  1,942,526       $     68,995

Operating loss:
  Selling and marketing                          1,853,353          1,453,223
  General and administrative                     3,687,826          1,987,475
  Technology and content                           277,185                 --
                                              ------------       ------------
Total Operating Expenses                         5,818,364          3,440,698

Operating loss                                  (3,875,838)        (3,371,703)

Other expense
  Interest expense                                   9,641                 --
                                              ------------       ------------

Loss before income taxes                        (3,885,479)        (3,371,703)
Income tax provision                                    --                 --

Net loss                                      $ (3,885,479)      $ (3,371,703)
                                              ============       ============

Loss per share-basic and
diluted                                       $      (0.14)      $      (0.15)
                                              ============       ============

Weighted average number of common shares
outstanding-basic and diluted                   27,579,406         21,863,227
                                              ============       ============

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                  COMMON STOCK
                                                             Stock issued      Stock                          Total
                                                                 for         Subscribed                    Stockholders'
                                  Number of                    Deferred        not           Accumulated     Equity
                                   Shares        Amount      Compensation     Issued          (Deficit)     (Deficit)
                                -----------    -----------    -----------    -----------     -----------    -----------
Balance at December 31, 2003     21,051,277    $ 1,895,241    $  (894,250)   $   176,800     $(1,458,207)   $  (280,416)

Stock issued for services         1,475,133      1,507,942             --             --              --      1,507,942
Stock issued for cash               642,223        692,185             --             --              --        692,185
Stock issued for note payable        60,000         83,295             --             --              --         83,295
Deferred compensation earned             --             --        273,000             --              --        273,000
Stock subscribed not issued
768,666 shares                           --             --             --        618,000              --        618,000
Net loss                                 --             --             --             --      (3,371,703)    (3,371,703)

Balance at December 31, 2004     23,228,633      4,178,663       (621,250)       794,800      (4,829,910)      (477,697)

Stock issued for services         4,731,577      1,485,131             --             --              --      1,485,131
Stock issued for cash             4,664,213      1,748,632             --       (590,000)             --      1,158,632
Stock issued for note payable
to shareholder                      742,411        259,834             --             --              --        259,834
Stock issued for accrued payroll    571,429        200,000             --             --              --        200,000
Stock issued for interest            27,546          9,641             --             --              --          9,641
Stock issued for assets             137,500         70,125             --             --              --         70,125
Subscribed stock not issued to
officers   (1,500,000 shares)            --             --             --        330,000              --        330,000
Subscribed stock not issued
(857,143 shares)                         --             --             --        300,000              --        300,000
Deferred compensation earned             --             --        265,250             --              --        265,250
Net loss                                 --             --             --             --       (3,885,479)   (3,885,479)
                                -----------    -----------    -----------    -----------      -----------   -----------
Balance December 31, 2005        34,103,309    $ 7,952,026    $  (356,000)   $   834,800      $(8,715,389)  $  (284,563)
                                ===========    ===========    ===========    ===========      ===========    ===========

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                            STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                  For the year      For the year
                                                                 ended December    ended December
                                                                    31, 2005         31, 2004
                                                                  -----------       -----------

Cash flows from operating activities:
   Net loss                                                      $(3,885,479)      $(3,371,703)

Adjustments to reconcile net loss to net cash
used in operating activities:
    Depreciation and amortization                                     18,522             8,765
    Stock issued for services                                      1,750,381         1,780,942
    Stock issued for interest                                          9,641                --
    Stock subscribed for compensation                                330,000                --
Changes in assets and liabilities:
    Increase in prepaid expenses                                     (35,572)           (8,223)
    (Increase) Decrease in other receivables                        (395,462)            1,900
    Increase in accounts payable                                     376,041            12,218
    Increase in accrued expenses                                     128,865                --
    Increase in accrued salaries and
       payroll  taxes                                                283,036           177,534

                                                                  -----------       -----------

       Net cash used by operations                                (1,420,027)       (1,398,567)
                                                                  -----------       -----------

Cash flows from investing activities:
    Acquisition of property and  equipment                           (103,078)          (23,402)
                                                                  -----------       -----------

      Net cash used by investing  activities                        (103,078)          (23,402)
                                                                  -----------       -----------

Cash flows from financing activities:
   Loans from shareholders                                               472           259,334
   Issuance of common stock                                        1,158,632           692,185
   Stock subscribed not issued                                       300,000           618,000
                                                                  -----------       -----------

     Net cash provided by financing  activities                    1,459,104         1,569,519
                                                                  -----------       -----------

(Decrease) Increase in cash                                          (64,921)          147,550
Cash at the beginning of the year                                    283,869           136,319
                                                                  -----------       -----------

Cash at the end of year                                          $   218,948       $   283,869
                                                                 ===========       ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:
  Issuance of stock for services                                 $ 1,750,381       $ 1,802,692
  Income taxes paid                                              $        --       $     2,585
  Shares issued for shareholder loan                             $   259,834       $    83,295
  Shares issued for interest                                     $     9,641       $        --
  Shares issued for fixed assets and customer list               $    70,125       $        --
  Subscribed shares issued                                       $   590,000       $        --
  Subscribed shares issued to officers                           $   330,000       $        --


    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION
   ---------------------

Joystar, Inc. a California corporation (" the Company") was incorporated on February 5, 1998. The Company specializes in selling complex travel products including cruises, vacation packages and group travel through its national sales force of independent travel agents.

Until December 31, 2004 the Company was in the development stage.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

REVENUE RECOGNITION
--------------------
The Company passes reservations booked by customers to the relevant travel supplier and receives a commission or ticketing fee from the travel supplier for its services. The supplier sets the price to be paid by the consumer and the travel supplier appears as merchant of record for the transactions. The revenues are typically recognized at the time the reservation is booked. Revenues derived in the future from annual memberships or other activities where a time factor is involved will be deferred over the appropriate period and recognized as earned.

PROPERTY AND EQUIPMENT
----------------------
Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is seven years for furniture and equipment and three years for computer equipment.

INTANGIBLE ASSET
---------------
The Company acquired a client list for $55,125 in order to promote sales. The Company believes that the client list has a minimal useful life of five years and is amortizing it over that time. If it should lose value prior to the five years the Company will write it off earlier. The amortization for the year ended December 31, 2005 was $920.

Management reviews, on an annual basis, the carrying value of its intangible asset in order to determine whether impairment has occurred. Impairment is based on several factors including the Company's projection of future discounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the impairment test in order to determine the amount of impairment, if any. There was no impairment charge during the years ended December 31, 2005 and 2004.

USE OF ESTIMATES
----------------
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EXPENSE RECLASSIFICATIONS
--------------------------
The Company has reclassified certain expense amount relating to prior year December 31, 2004 results to conform to our December 31, 2005 results. The reclassifications did not affect our financial position, cash flows, revenue, operating loss or net loss of the prior year.


INCOME TAXES
------------
Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NET LOSS PER SHARE
------------------
In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings Per Share" which requires the Company to present basic and diluted earnings per share, for all periods presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period. The Company has no common stock equivalents, which would dilute earnings per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------
Financial   instruments   consist   principally  of  cash  and  various  current
liabilities. The estimated fair value of these instruments approximates their carrying value.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------
The Company has reviewed recent accounting pronouncements that have been adopted and have concluded that they will not have any material impact on its financial statements.


3. GOING CONCERN
   ------------

The accompanying financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, contemplates the continuation of the Company as a going concern. The Company has sustained significant losses and has used capital raised through the issuance of stock and debt to fund activities. Continuation of the Company as a going concern is contingent upon establishing and achieving profitable operations. Such operations will require management to secure additional financing for the Company in the form of debt or equity.

Management believes that actions currently being taken to revise the Company's funding requirements will allow the Company to continue. However, there is no assurance that the necessary funds will be realized by securing debt or through stock offerings.

4. PROPERTY AND EQUIPMENT
   ----------------------

   Property and equipment consist of the following:

                                            DECEMBER 31, 2005  DECEMBER 31, 2004
                                            -----------------  -----------------

         Office furniture                    $       77,010    $        24,511
         Computers                                   62,303             24,189
         Booking engine software                     28,385                 --
                                             ---------------    ---------------

                                                    167,698             48,700
         Less: accumulated depreciation              28,975             11,373
                                             ---------------    ---------------

                                             $     138,723     $       37,327
                                             ===============    ===============

5. CAPITAL STOCK
   -------------

COMMON STOCK
------------

On July 30, 2003 the Company entered into a two and three year employment Agreements with two employees. The agreement provided for 100,000 and 300,000 Shares of restricted common stock to be issued. The value of the compensation was based on the stock price on the agreement date of $0.42, a total $168,000. The Company issued the 400,000 shares November 14, 2003 and recorded compensation expense of $63,000 for the year ended December 31, 2004. During the year ended December 31, 2005 the Company recorded $55,750 in expense. The deferred compensation was $23,500 at December 31, 2005.

On July 30, 2003 the Company entered into a four-year employment agreement for a Vice President of Business Development. The agreement provides for 2,000,000 shares of restricted Common stock to be issued. The value of the compensation was based on the stock price on the agreement date of $0.42, a total of $840,000. The Company issued the 2,000,000 shares November 14, 2003 and recorded compensation expense of $210,000 for the year ended December 31, 2004. During the year ended December 31, 2005 the Company recorded $210,000 in expense. The deferred compensation was $332,500 at December 31, 2005.

During the year ended December 31, 2004, the Company issued 642,223 shares of common stock in a private placement for a total sales price of $692,185 an average sales price of $1.08 per share. During 2003 and 2004 the Company has received subscriptions to purchase 537,333 shares of common stock for $704,800 and authorized 150,000 shares subscribed for additional officers compensation $90,000 at December 31, 2004.

During the year ended December 31, 2004 the Company issued 1,475,133 shares of common stock for services valued at the fair market value price of the Company's stock on the dates issued $1,507,942 an average of $1.02 a share.

Loans payable to shareholder at December 31, 2003, $83,295 were converted to 60,000 shares of common stock during the year ended December 31, 2004.

As of November 8, 2004, the Company commenced its private placement offering of up to $1,000,000 of units consisting of four shares of common stock and one warrant to purchase a share of common stock at an exercise price of $1.25 per share. Each unit is being sold at $2.00 purchase price. The units are offered by the Company to accredited investors only in reliance on Section 505 of the Regulation D of the Securities Act of 1933. 100,000 units have been subscribed as of December 31, 2004.

During the year ended December 31, 2005, the Company issued 4,664,213 shares of common stock in a private placement for a total sales price of $1,748,632 an average sales price of $0.37 per share.

During the year ended December 31, 2005 the Company issued 4,731,577 shares of common stock for services valued at the fair market value price of the Company's stock on the dates issued $1,485,313 an average of $0.31 a share. The Company issued 742,411 shares of common stock for a note payable to stockholder of $259,834 and 571,425 shares of common stock for accrued payroll liability $200,000). The Company issued 27,546 shares of of common stock for interest ($9,641) and 137,500 shares of common stock for assets (70,125).

During the year ended December 31, 2005 the Company issued $590,000 of common stock subscribed in prior years. An additional $300,000 of common stock was subscribed during 2005.

6. STOCK OPTIONS
   -------------

The Board of Directors has approved in April, 2003 a Company stock option plan, which was amended by the Company in July, 2003. All the shares (480,000 shares) under 2002 Equity and Stock Option Plan were issued in June, 2003. In July, 2003, the Company approved 2003 Equity Compensation Plan which provides for the grant to directors, officers, employees and consultants of the Company of stock based awards and options to purchase up to an aggregate of 2,500,000 shares of Common Stock.

On August 27, 2004 the Company agreed to grant options to purchase 150,000 share of common stock under the Company's 2003 Equity Compensation Plan at $0.66 per share, 110% of the market price on that date. The options had not been issued at December 31, 2005 and 2004.

On December 13, 2005, the Company authorized for two of its officers to receive 1,500,000 shares of common stock. The shares were valued at $330,000 or $0.22 per share. The shares are considered subscribed and not issued at December 31, 2005. The Company has charged $330,000 to compensation expense during the year ended December 31, 2005.


 7. INCOME TAXES
    ------------

     The components of the deferred tax asset is as follows:

                                         DECEMBER 31, 2005   DECEMBER 31, 2004
                                          ---------------     --------------
    Deferred tax assets:
      Net operating loss carry-forward    $    3,471,000      $   1,665,000

      Less: valuation allowance               (3,471,000)        (1,665,000)
                                          ---------------     --------------

      Net deferred tax assets             $           --      $          --
                                          ===============     ==============

The Company's operations are headquartered in the State of California and are subject to California state income taxes. The Company had available approximately $8,715,000 and $4,170,000 of unused Federal and State net operating loss carry-forwards at December 31, 2005 and December 31, 2004, respectively that may be applied against future taxable income. These net operating loss carry-forwards expire through 2024 for Federal purposes. There is no assurance that the Company will realize the benefit of the net operating loss carry-forwards.

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely that some or all of the deferred tax assets will not be realized. At December 31, 2005 and 2004, valuations for the full amount of the net deferred tax asset were established due to the uncertainties as to the amount of the taxable income that would be generated in future years.

Reconciliation of the differences between the statutory tax rate and the effective income tax rate is as follows:

                                      DECEMBER 31, 2005     DECEMBER 31, 2004
                                      -----------------     -----------------

 Statutory federal tax (benefit) rate         (34.00)%              (34.00)%
 Statutory state tax (benefit) rate            (5.83)%               (5.83)%
                                      -----------------     -----------------

 Effective tax rate                           (39.83)%              (39.83)%

 Valuation allowance                            39.83%               39.83%
                                      -----------------     -----------------

 Effective income tax rate                       0.00%                0.00%
                                      =================     =================


8. COMMITMENTS AND CONTINGENCIES
   -----------------------------

OPERATING LEASE
---------------

The Company acquired office space in February 2005. The lease was for 36 months with an option to renew for 36 months. The Company entered into an office lease in October, 2005. The lease is for 36 months and there is no renewal option on the lease.

           Future payments on the operating lease are as follows:

                           2006                           $     219,220
                           2007                           $     222,901
                           2008                           $      86,040


Rental expense was $120,400 and $70,860 for the years ended December 31, 2005 and 2004, respectively.

9. OFFICERS LOAN PAYABLE
    ----------------------

During the year ended December 31, 2005 the loans payable to officers of $259,834 was converted to shares of common stock of 742,411 shares.


10. SUBSEQUENT EVENT
    -----------------

Subsequent to December 31, 2005 the Company issued 6,740,485 shares of common stock for cash of $2,325,170 at $0.35 per share and issued 245,455 shares of common stock for services $160,091 at the fair market value of the stock on the date issued.

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION OF LIABILITY: INDEMNIFICATION

     Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General
Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

     Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Our Bylaws require that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of Joystar. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of Joystar; (ii) is or was serving at the request of Joystar, as a director, officer, employee or agent of another business entity; or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of Joystar or of another enterprise at the request of such predecessor corporation.

     The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate our ability and that of our shareholders (through shareholder derivative suits) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of Joystar or those of any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of Joystar, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to Joystar, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Joystar pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


SEC registration fee                                             $830.71
Legal fees and expenses                                          $35,000*
Accounting fees and expenses                                     $15,000*
Miscellaneous expenses                                           $169.29*
     Total.......................................................$51,000


         * Estimated.

     The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On November 16, 2006, we sold in a private placement of up to $2,500,000, a total of 3,212,000 shares (the "Shares") of our common stock, no par value per share, at a purchase price of $0.625 per share to institutional and accredited investors, for a total purchase price of $2,007,500. In addition to the Shares, on the closing date, we issued and delivered Series A and B Warrants to the investors (collectively the "Warrants"). One Series A Warrant and one Series B

Warrant was issued for each four Shares issued, for a total of 803,000 Series A Warrants and 803,000 Series B Warrants. Series A Warrants are exercisable into common stock at $0.85 per share and Series B Warrants are exercisable at $1.00 per share. The Series A and B Warrants are exercisable until five (5) years after the closing date.

     We paid 10% commissions in cash in the amount of $200,750 and issued 321,200 common stock purchase warrants to First Montauk Securities Corp. of Red Bank, New Jersey, member NASD, who acted as a selling agent for the financing. We received total net proceeds of $1,766,750, after deducting the legal fees and commissions. The net proceeds will be used by us for working capital purposes.

     As of January 27, 2006, we sold $1,650,000 of the units consisting of a total of 4,000,000 shares of our common stock, no par value per share, at a purchase price of $0.35 per and share and warrants to purchase two shares of common stock at $0.50 exercise price to accredited investors. The warrants expire in two years from the date of issuance.

     During the year ended December 31, 2005, we issued a total of 4,664,213 shares of common stock in a private placement for a total sales price of $1,748,632 an average sales price of $0.37 per share.

     During the year ended December 31, 2005, we issued 4,731,577 shares of common stock for services valued at the fair market value price of our stock on the dates issued $1,485,131 or an average of $0.31 a share. We issued 742,411 shares of common stock for a note payable to stockholder ($259,834) and 571,429 shares of common stock for accrued payroll liability ($200,000). We issued 27,546 shares of common stock for interest ($9,641) and 137,500 shares of common stock for assets (70,125).

     As of July 18, 2005, we sold in our private placement of up to $1,100,000, a total of 2,082,143 shares of our common stock, no par value per share, at a purchase price of $0.35 per share to institutional and accredited investors. Additionally, William M. Alverson, our CEO and one other officer and director converted their respective loans to us totaling $575,000 to equity under the same terms. In addition to common stock shares, each subscriber received one warrant to purchase our common stock for each two shares purchased. The warrants have the exercise price of $0.50 per share and expire in five years from the date of issuance. The warrants are subject to call provisions as described in the warrant agreement. We received total net proceeds of $728,750, after deducting the legal fees and commissions, and eliminated the existing shareholders' loans in the total amount of $575,000.

     During the year ended December 31, 2004, we issued 642,223 shares of common stock in a private placement for a total sales price of $692,185 an average sales price of $1.08 per share. During 2003 and 2004, we have received subscriptions to purchase 537,333 shares of common stock for $704,800 and authorized 150,000 shares subscribed for additional officers compensation $90,000 at December 31, 2004.

     During the year ended December 31, 2004, we issued 1,475,133 shares of common stock for services valued at the fair market value price of our stock on the dates issued $1,507,942 an average of $1.02 a share.

     Loans payable to shareholder at December 31, 2003, $83,295 were converted to 60,000 shares of common stock during the year ended December 31, 2004.

     As of November 8, 2004, we commenced a private placement offering of up to $1,000,000 of units consisting of four shares of common stock and one warrant to purchase a share of common stock at an exercise price of $1.25 per share. Each unit is being sold at $2.00 purchase price. We issued 100,000 units (400,000 shares, $200,000) that were subscribed as of December 31, 2004 in February and March 2005.

     We acquired all of the issued and outstanding common stock of Joystar, Inc., a Nevada corporation ("Joystar") in exchange for the issuance by us of a total of 13,880,599 newly issued restricted shares of common voting stock dated as of June 10, 2003.

     We issued 215,000 shares of common stock in payment of invoices for professional services of $15,000 in June, 2003.

     We issued the 400,000 shares as of November 14, 2003 and recorded compensation expense of $63,000 for the year ended December 31, 2004 and $25,750 for period ended December 31, 2003.

     Pursuant to an employment agreement for a Vice President of Business Development, we issued the 2,000,000 shares on November 14, 2003 and recorded compensation expense of $210,000 for the year ended December 31, 2004 and $87,500 for period ended December 31, 2003.

     On November 11, 2003, we issued 28,571 common shares of restricted stock for services valued at the market price of our stock on that date of $1.80, $51,428.

     During the quarter ended September 30, 2003, we sold in a private placement a total of 316,267 shares of our common stock at a purchase price of $1.50 per share, for the total purchase price of $474,400. During the quarter ended June 30, 2003, we sold 60,000 shares of our common stock at a purchase price of $1.50 in a private placement.

The securities which were issued by us to investors whom we had reasonable grounds to believe were "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The investors were provided access to business and financial about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in our company. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transaction. The issuance of the shares and warrants was exempt from the registration requirements of the Securities Act by reason of
Section 4(2) of the Securities Act and the rules and regulations, including Regulation D thereunder, as transactions by an issuer not involving a public offering.

ITEM 27. EXHIBITS.

 2.1    Agreement and Plan of Reorganization (1)

 2.2    Articles of Merger (2)

 2.3    Certificate of Ownership and Merger (2)

 3.1    Articles of Incorporation of the Company (3)

 3.2    Articles of Amendment to the  Articles of  Incorporation  of the Company
        (3)

 3.3    By-laws of the Company (3)

 5.1    Legality opinion of Sichenzia Ross Friedman Ference LLP.*

10.1 Subscription Agreement entered into by and among the Company and the purchasers signatory thereto (4)

10.2    Warrant Agreement (4)

10.3    Funds Escrow Agreement (4)

10.4    Limited Standstill Agreement (4)

10.5 Agreement for the Purchase and Sale of Assets between Vacation and Cruise Resources, Inc. and the Company dated August 11, 2005 (5)

10.5 Subscription Agreement dated November 16, 2006 entered into by and among the Company and the purchasers signatory thereto. *

10.6 Funds Escrow Agreement dated November 16, 2006 entered into by and among the Company, the purchasers signatory thereto and Grushko & Mittman, P.C. *

10.7    Form of Series A Common Stock Purchase Warrant. *

10.8    Form of Series B Common Stock Purchase Warrant. *

10.9    Form of Common Stock Purchase Warrant (broker). *

23.1    Consent of Mendoza Berger & Company, LLP.*

23.2    Consent of Sichenzia Ross Friedman Ference LLP. *

 ---
* Filed herewith.

(1) Incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on July 11, 2003.
(2) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB/A filed with the SEC on July 1, 2005.
(3) Incorporated by reference to the Company's Registration Statement on Form 10-SB filed with the SEC on May 4, 1999.
(4) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed with the SEC on August 16, 2005.
(5) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed with the SEC on November 16, 2005.

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Aliso Viejo, State of California, on December 18, 2006.

                                  JOYSTAR, INC.

                                  By: /s/ William M. Alverson
                                      -----------------------
                                      William M. Alverson
                                      Chief Executive Officer (Principal
                                      Executive Officer) and Chief
                                      Financial Officer (Principal
                                      Accounting and Financial Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


    SIGNATURE                         TITLE                            DATE
--------------------------------------------------------------------------------

/s/ William M. Alverson          Chief Executive Officer,      December 18, 2006
-----------------------          Chief Financial Officer,
William M. Alverson              President and Director


/s/ Katherine T. West            Executive Vice President      December 18, 2006
---------------------            and Director
Katherine T. West

                                 Director
-------------------
William Fawcett